Exhibit 10.1

RECAPITALIZATION AND EQUITY PURCHASE AGREEMENT

BY AND AMONG

BRS STOCK HOLDCO LLC,

BIG RIVER STEEL HOLDINGS LLC,

THE EQUITYHOLDERS OF

BIG RIVER STEEL CORP. AND BIG RIVER STEEL HOLDINGS LLC,

U. S. STEEL HOLDCO LLC

AND

UNITED STATES STEEL CORPORATION

Dated as of September 30, 2019

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EXHIBITS

Exhibit A	Recapitalization
Exhibit B	Repurchase
Exhibit C	Phase II Budget
Exhibit 1.3	Illustrative Bridge
Exhibit 1.4(a)	Adjustment Escrow Amount Escalation Scenarios
Exhibit 1.4(b)(iii)	Form of Escrow Agreement
Exhibit 1.4(b)(iv)	Monetizing Sponsor Calculation
Exhibit 1.4(e)	Sample Estimated Closing Adjustment
Exhibit 1.5(g)	Net Working Capital Calculation
Exhibit 2.2(b)	Stock and Unit Transfer Powers
Exhibit 6.4	Financing Sources
Exhibit 7.2(f)	Third Party Approvals
Exhibit 11.1(a)	Business Plan
Exhibit 11.1(b)	Cash and Phase II CapEx
Exhibit 11.1(c)	Form of Company A&R LLC Agreement
Exhibit 11.1(d)	Form of Intellectual Property Cross-License Agreement
Exhibit 11.1(e)	Key Employees
Exhibit 11.1(f)	Company Accounting Principles
Exhibit 11.1(g)	Stockholders Agreement Termination
Exhibit 11.1(h)	Transaction Bonus Amount

SCHEDULES

Schedule 3.2(b)	Capitalization of the Company and BRS Corp.
Schedule 3.2(c)	Capitalization of the Subsidiaries of the Company
Schedule 3.3	Consents and Approvals
Schedule 3.4	Governmental Authorization
Schedule 3.5	Financial Statements
Schedule 3.5(g)	Outstanding Indebtedness
Schedule 3.6	Absence of Certain Changes or Events
Schedule 3.7	Real Property; Title to Properties; Sufficiency of Assets
Schedule 3.8	Intellectual Property
Schedule 3.9(a)	Material Contracts
Schedule 3.10	Material Relationships
Schedule 3.13	Taxes
Schedule 3.14	Employee Benefit Plans
Schedule 3.15(e)	Employee and Labor Matters
Schedule 3.16	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19	Transactions with Affiliates
Schedule 6.1	Conduct of Business

RECAPITALIZATION AND EQUITY PURCHASE AGREEMENT

This RECAPITALIZATION AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of September 30, 2019 (the “Effective Date”), is by and among BRS Stock Holdco LLC, a Delaware limited liability company (“BRS Newco”), Big River Steel Holdings LLC, a Delaware limited liability company (the “Company”), the stockholders and members of Big River Steel Corp., a Delaware corporation (“BRS Corp.”), and the Company set forth on the signature pages attached hereto (each, an “Equityholder” and collectively, the “Equityholders”), U. S. Steel Holdco LLC, a Delaware limited liability company (“Purchaser”), and United States Steel Corporation, a Delaware corporation (“Purchaser Guarantor”). Each of BRS Newco, the Company, the Equityholders, Purchaser and Purchaser Guarantor are sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS:

WHEREAS, Purchaser desires to purchase from CSEI Pref, GCP/BRS, KM BRS and TPG (the “Monetizing Sponsors”) certain Equity Interests in the Company and BRS Newco held or to be held at the Closing by the Monetizing Sponsors on the terms and subject to the conditions of this Agreement;

WHEREAS, prior to Purchaser purchasing such Equity Interests in the Company and BRS Newco, the Company, BRS Corp., TPG Blocker (as defined below) and the Equityholders will enter into and consummate the Restructuring Transactions;

WHEREAS, contemporaneously with the execution and delivery hereof, the Company is entering into (a) that certain Second Extended Services Agreement with Global Principal Partners LLC (the “GPP Agreement”), and (b) that certain Non-Compete Agreement, in each case, to become effective upon the Closing; and

WHEREAS, contemporaneously with the execution and delivery hereof, Purchaser and TPG Growth II BDH, L.P., a Delaware limited partnership (“TPG Growth”), are entering into the Purchase and Sale Agreement (the “Blocker PSA”), pursuant to which, among other things, TPG Growth will cause TPG and certain of its Affiliates to (i) prior to the Closing, consummate the Blocker Restructuring Transactions (as defined in the Blocker PSA) and (ii) substantially concurrently with the Closing, sell to Purchaser all of the outstanding Equity Interests of TPG Furnace BL, LLC, a Delaware limited liability company (“TPG Blocker”), which, following the consummation of the Blocker Restructuring Transactions, will hold certain of the Equity Interests of the Company and BRS Newco.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
RECAPITALIZATION; PURCHASE OF EQUITY INTERESTS; PURCHASE PRICE

Section 1.1      Recapitalization of the Company and BRS Corp. On the terms and subject to the conditions of this Agreement, at the Restructuring Closing and immediately prior to the Purchase Closing, (a) each of the Equityholders and, following the consummation of Step 2 of the Blocker Restructuring Transactions, TPG Blocker, will contribute to BRS Newco all of the Equity Interests of BRS Corp. held by such Equityholder or TPG Blocker, as applicable, and in exchange BRS Newco will issue and deliver to such Equityholder or TPG Blocker, as applicable, the Equity Interests of BRS Newco set forth opposite the name of such Equityholder or TPG Blocker, respectively, on Exhibit A attached hereto, free and clear of all Encumbrances other than transfer restrictions imposed by Law and restrictions under the BRS Newco A&R LLC Agreement, (b) each of the Monetizing Sponsors and TPG Blocker will contribute to the Company the Equity Interests and Note Interests of the Company set forth opposite the name of such Equityholder or TPG Blocker, respectively, on Exhibit A attached hereto, and in exchange the Company will issue and deliver to such Monetizing Sponsor or TPG Blocker, as applicable, the Class A Common Units and Preferred Units of the Company set forth opposite the name of such Monetizing Sponsor or TPG Blocker, respectively, on Exhibit A attached hereto, free and clear of all Encumbrances other than transfer restrictions imposed by Law and restrictions under the Company A&R LLC Agreement and (c) each of CSEI and Pinnacle will contribute to the Company the Equity Interests and Note Interests of the Company set forth opposite the name of such Equityholder on Exhibit A attached hereto, and in exchange the Company will issue and deliver to such Equityholder the Class B Common Units of the Company set forth opposite the name of such Equityholder on Exhibit A attached hereto, free and clear of all Encumbrances other than transfer restrictions imposed by Law and restrictions under the Company A&R LLC Agreement (the transactions contemplated by this Section 1.1, the “Restructuring Transactions”). The contribution of the Note Interests shall be deemed to include the proportionate contribution of the EB-5 Bridge Capital Contribution (as defined in the Company A&R LLC Agreement) by each Equityholder.

Section 1.2      Purchase of the Purchased Interests.

(a)              On the terms and subject to the conditions of this Agreement, at the Purchase Closing and immediately following the Restructuring Closing, Purchaser will purchase from each of the Monetizing Sponsors, and each of the Monetizing Sponsors will sell, assign, transfer and deliver to Purchaser, the Equity Interests of the Company and BRS Newco set forth opposite the name of such Monetizing Sponsor on Exhibit B attached hereto, free and clear of all Encumbrances other than transfer restrictions imposed by Law and restrictions under the BRS Newco A&R LLC Agreement and the Company A&R LLC Agreement. In exchange for such Equity Interests, Purchaser will pay (by wire transfer of immediately available funds to an account designated in writing by each Monetizing Sponsor) to the Monetizing Sponsors at the Purchase Closing an aggregate amount determined pursuant to Section 1.3 (the transactions contemplated by this Section 1.2, the “Purchase”).

(b)              At the Purchase Closing, Purchaser and TPG Blocker shall effect the transactions contemplated to be effected by them pursuant to the Blocker PSA.

Section 1.3      Purchase Price. The aggregate purchase price to be paid by Purchaser to the Monetizing Sponsors in consideration of the Purchased Interests is the product of (i) the Enterprise Value and (ii) the Non-Blocker Monetizing Sponsor Percentage (the “Base Purchase Price”) plus the Closing Adjustment (if the Closing Adjustment is positive) or minus the absolute value of the Closing Adjustment (if the Closing Adjustment is negative) (the “Purchase Price”). The Purchase Price will be allocated between the Equity Interests of the Company and BRS Newco as set forth on Exhibit B attached hereto. Exhibit 1.3 sets forth an illustrative calculation of the bridge from Enterprise Value to equity value of the Company and BRS Newco.

Section 1.4      Estimated Closing Adjustment Statement; Payment of Closing Payment.

(a)              Not later than three Business Days prior to the Closing Date, the Company will deliver to Purchaser a statement (the “Estimated Closing Adjustment Statement”) setting forth its good faith estimates in accordance with the Company Accounting Principles and Net Working Capital Principles of the Closing Adjustment, Closing Net Working Capital, the Phase II Cap Ex Amount, Outstanding Indebtedness, the Seller Unpaid Transaction Expenses Amount, the Seller Transaction Bonus Amount (if any) and Cash. The estimate of the amount of the Closing Adjustment, as set forth on the Estimated Closing Adjustment Statement, is referred to herein as the “Estimated Closing Adjustment”. The Company shall consider in good faith any comments to the Estimated Closing Adjustment Statement delivered by Purchaser prior to the Closing Date; provided that the Company’s ultimate determination shall control for purposes of determining the Estimated Closing Adjustment. If the Estimated Closing Adjustment differs from the Forecasted Estimated Closing Adjustment by (a) five percent (5%) or more, if the Closing occurs on or before October 31, 2019, (b) seven and one half percent (7.5%) or more, if the Closing occurs after October 31, 2019 and on or before November 30, 2019, and (c) ten percent (10%) or more, if the Closing occurs after November 30, 2019 and on or before December 31, 2019, then, in any such case, the Adjustment Escrow Amount will be adjusted to equal the greater of (i) the product of (x) $17,500,000 and (y) the Blocker Reduction or (ii) 49.9% of the absolute value of the difference between the Forecasted Estimated Closing Adjustment and the Estimated Closing Adjustment; provided that in no event will the Adjustment Escrow Amount exceed the product of (x) $30,000,000 and (y) the Blocker Reduction. A sample calculation of scenarios in which the Adjustment Escrow Amount would increase pursuant to the immediately preceding sentence is set forth on Exhibit 1.4(a).

(b)              At the Closing, Purchaser will pay:

(i)              to the accounts designated in writing by the Company, by wire transfer of immediately available funds, the Seller Unpaid Transaction Expenses Amount to the payees thereof;

(ii)              to the account designated by the Company, by wire transfer of immediately available funds, the Seller Transaction Bonus Amount (if any);

(iii)              to BNY Mellon, National Association (the “Escrow Agent”), the Adjustment Escrow Amount, pursuant to the escrow agreement among Purchaser, KM BRS and the Escrow Agent in the form attached as Exhibit 1.4(b)(iii) hereto, as amended to reflect comments from the Escrow Agent (the “Escrow Agreement”); and

(iv)              to the Monetizing Sponsors, the Closing Payment, allocated among them as set forth on Exhibit B attached hereto. Exhibit 1.4(b)(iv) sets forth an illustrative allocation of the Closing Payment among the Monetizing Sponsors. The Monetizing Sponsors acknowledge and agree that the payments contemplated by this Section 1.4(b)(iv) and Section 1.5(e) shall satisfy the payment obligations of Purchaser with respect to the purchase by Purchaser of the Purchased Interests. The Parties acknowledge and agree that Exhibit A and Exhibit B were prepared by the Company, BRS Newco and the Equityholders, and Purchaser shall have no liability with respect to such Exhibits, or any errors contained therein, or the issuance of any Equity Interests by the Company or BRS Newco to the Equityholders or the allocation of payments required to be made to the Monetizing Sponsors pursuant to this Agreement.

(c)              At the Closing, the Company will pay, by wire transfer of immediately available funds the Company Unpaid Transaction Expenses Amount (if any) to the payees thereof.

(d)              Following the Closing and in accordance with the applicable agreement, the Company shall pay to each applicable recipient his or her portion of the Transaction Bonus Amount, which amounts shall be payable, less applicable withholding (through the Company’s payroll processing vendor) to the extent applicable.

(e)              Exhibit 1.4(e) sets forth the Company’s sample calculation of the Purchase Price and the Estimated Closing Adjustment. The Company shall provide Purchaser with a weekly update of the Company’s then-current calculation of the Estimated Closing Adjustment. The Company shall grant Purchaser access pursuant to Section 6.2 to the extent related to Purchaser’s review of such weekly updates.

Section 1.5      Post-Closing Purchase Price Adjustment.

(a)              Preparation of the Preliminary Statement. Within 60 days after the Closing Date, the Company will prepare and deliver to Purchaser a preliminary statement (the “Preliminary Statement”) setting forth in reasonable detail the Company’s good faith calculation of the Closing Adjustment, Closing Net Working Capital, the Phase II Cap Ex Amount, Outstanding Indebtedness, the Seller Unpaid Transaction Expenses Amount, the Seller Transaction Bonus Amount and Cash, and including a detailed listing of the items and amounts included in such calculation. The Preliminary Statement and each component item thereof will be prepared in accordance with the Company Accounting Principles and Net Working Capital Principles, as applicable, and the books and records of the Company and its Subsidiaries, including the taking of a physical inventory of the Group Companies as of the Closing Date and attended by representatives of Purchaser (including its external auditor) in accordance with the Net Working Capital Principles. The Preliminary Statement, as finally modified pursuant to clauses (b) through (d) of this Section 1.5, is referred to herein as the “Final Statement”.  All disputes with respect to the Preliminary Statement and the Final Statement will be resolved in accordance with Sections 1.5(b) through (d).

(b)              Review of Preliminary Statement.

(i)              Purchaser will have 90 days following the Company’s delivery of the Preliminary Statement to Purchaser to review and respond to the Preliminary Statement, during which period BRS Newco and the Company will grant Purchaser and its Representatives reasonable access during normal business hours to the books and records of the Group Companies and the work papers prepared by BRS Corp.’s and the Company’s independent accountants (subject to compliance with BRS Corp.’s and the Company’s independent accountants’ customary procedures for release), in each case to the extent relating to Purchaser’s review of the Preliminary Statement.

(ii)              Unless Purchaser has given the Company a written notice of its disagreement with the Preliminary Statement (the “Notice of Disagreement”) prior to the 91st day following the Company’s delivery of the Preliminary Statement to Purchaser, the Preliminary Statement will become the Final Statement on the 91st day following the Company’s delivery of the Preliminary Statement to Purchaser. If given, the Notice of Disagreement will set forth any proposed adjustment to the Preliminary Statement.

(iii)              If the Notice of Disagreement is given in accordance with Section 1.5(b)(ii) then the Preliminary Statement, as modified to reflect the adjustments in the Notice of Disagreement (A) accepted by the Company in writing, (B) agreed to in writing pursuant to Section 1.5(c) or (C) determined by the Accounting Referee pursuant to Section 1.5(d)(iii), as the case may be, will become the Final Statement on the earlier of (1) the date that the Company and Purchaser resolve in writing all remaining disputed matters in the Notice of Disagreement or (2) the date that the Accounting Referee delivers to the Company and Purchaser a copy of the Final Statement and the Closing Adjustment pursuant to Section 1.5(d).

(c)              Meeting to Resolve Proposed Adjustments.  During the 30-day period after Purchaser’s delivery of the Notice of Disagreement (if any), Purchaser and the Company will endeavor in good faith to resolve any differences they may have with respect to any adjustments in the Notice of Disagreement.  If Purchaser and the Company reach agreement in writing on such adjustments, the Final Statement will be the Preliminary Statement modified to reflect the adjustments accepted pursuant to Section 1.5(b)(iii)(A) and those otherwise agreed to in writing by the Parties pursuant to this Section 1.5(c).

(d)              Resolution by Accounting Referee.

(i)              If Purchaser and the Company do not resolve to their mutual satisfaction all disputed adjustments in the Notice of Disagreement within the 30-day period after Purchaser’s delivery of the Notice of Disagreement, any remaining disputed adjustments that were included in the Notice of Disagreement will be settled by the New York, New York office of Grant Thornton LLP (or, if such accounting firm declines to act or is not, at the time of submission thereto, independent of Purchaser or the Company, to another independent accounting firm of national reputation mutually acceptable to Purchaser and the Company) (the “Accounting Referee”) in accordance with the following provisions of this Section 1.5(d).

(ii)              The Company will furnish the Accounting Referee with a copy of this Agreement, the Company Financial Statements, the Preliminary Statement, the Notice of Disagreement and any other relevant correspondence between the Parties.  Purchaser and the Company each will also give the Accounting Referee reasonable access to the books and records of Purchaser and the Company, including any work papers or other schedules prepared by such Party’s accountants (subject to compliance with such Party’s accountants’ customary procedures for release) relating to the preparation of the Preliminary Statement and the Notice of Disagreement.

(iii)              The Accounting Referee’s engagement will be limited to (A) reviewing the Preliminary Statement and the remaining disputed matters in the Notice of Disagreement (the “Unresolved Matters”); (B) determining (1) whether, for the calculation of the Closing Adjustment, Closing Net Working Capital, the Phase II Cap Ex Amount, Outstanding Indebtedness, the Seller Unpaid Transaction Expenses Amount, the Seller Transaction Bonus Amount and Cash, as the case may be, such calculation was prepared in accordance with the terms of this Agreement (including the Company Accounting Principles and Net Working Capital Principles, as applicable), and only with respect to the Unresolved Matters, whether and to what extent the Preliminary Statement requires adjustment and (2) whether there were mathematical errors in the Preliminary Statement; (C) preparing the Final Statement, which will include those amounts in the Preliminary Statement accepted by Purchaser, those adjustments otherwise agreed to in writing by Purchaser and the Company pursuant to Section 1.5(c), and a final determination of the Unresolved Matters set forth in the Notice of Disagreement; and (D) calculating the Closing Adjustment. In completing its engagement, the Accounting Referee shall act solely as an arbitrator and not as an expert. With respect to each Unresolved Matter, the Accounting Referee’s determination, if not in accordance with the position of the Company or Purchaser, will not be in excess of the higher, or less than the lower, of the amounts advocated by the Company or Purchaser with respect thereto. The fees and expenses of the Accounting Referee, with respect to its engagement under this Section 1.5(d), will be borne by the Monetizing Sponsors (and paid out of the Adjustment Escrow Account) and Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Referee, which proportionate allocations will also be determined by the Accounting Referee at the time the determination of the Accounting Referee is rendered on the Final Statement and the Closing Adjustment.

(iv)              The Parties will instruct the Accounting Referee to (A) complete its preparation of the Final Statement and the Closing Adjustment within 25 Business Days from the date of submission of the disputed adjustments to the Accounting Referee pursuant to this Section 1.5(d) and (B) deliver promptly thereafter a copy of the Final Statement and the Closing Adjustment to the Company and Purchaser, together with a report setting forth each disputed adjustment and the Accounting Referee’s determination with respect thereto.  Absent manifest error, the Accounting Referee’s determination will be conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction.

(e)              Payment of Closing Adjustment.

(i)              If the Closing Adjustment, as finally determined pursuant to this Section 1.5 (“Final Closing Adjustment”), would (A) result in a higher Closing Payment to the Monetizing Sponsors had the Final Closing Adjustment been substituted for the Estimated Closing Adjustment, Purchaser will pay to the Monetizing Sponsors the lesser of (x) the amount of such difference on the Closing Payment and (y) Adjustment Escrow Amount, or (B) result in a lower Closing Payment to the Monetizing Sponsors had the Final Closing Adjustment been substituted for the Estimated Closing Adjustment, Purchaser and KM BRS shall cause a portion of the Adjustment Escrow Amount equal to the amount of such difference in the Closing Payment (or, if the amount thereof exceeds the Adjustment Escrow Amount, the entire Adjustment Escrow Amount) to be released from escrow to Purchaser (in each case, the “Purchase Price Adjustment”). The Adjustment Escrow Account shall be the sole source of payment of any Purchase Price Adjustment payable to Purchaser, and the Monetizing Sponsors shall have no liability to the extent the Purchase Price Adjustment exceeds the Adjustment Escrow Amount. Purchaser and KM BRS will cause all amounts remaining in the Adjustment Escrow Account after payment of the Purchase Price Adjustment and the fees and expenses of the Accounting Referee payable by the Monetizing Sponsors pursuant to Section 1.5(d)(iii) to be promptly (and not later than three Business Days after the later of such payments) released to the Monetizing Sponsors (in accordance with the allocation set forth in the Escrow Agreement).

(ii)              Any Purchase Price Adjustment payable to the Monetizing Sponsors or Purchaser will be paid within ten Business Days following the date on which the Preliminary Statement becomes the Final Statement (as determined in accordance with this Section 1.5), which payment shall be made in immediately available funds by wire transfer pursuant to instructions provided in writing by the recipient of the funds.

(f)              Exclusive Remedy. The process set forth in this Section 1.5 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Closing Adjustment and the calculations and amounts on which it is based or set forth in the related statements and notices delivered in connection therewith. For the avoidance of doubt, the calculations to be made pursuant to Section 1.4 and the Closing Adjustment are not intended to be used to adjust for errors or omissions that may be found with respect to the Company Financial Statements or any inconsistencies between the Company Financial Statements, the Company Accounting Principles or the Net Working Capital Principles, on the one hand, and GAAP, on the other hand. After the determination of the Final Statement, none of the Parties shall have the right to make any claim based upon the preparation of the Final Statement or the calculation of Net Working Capital, Cash, the Phase II Cap Ex Amount, the Outstanding Indebtedness or the Seller Unpaid Transaction Expenses Amount as of the Closing (even if subsequent events or subsequently discovered facts would have affected the determination of the Final Statement or the calculations of Net Working Capital, Cash, the Phase II Cap Ex Amount, the Outstanding Indebtedness or the Seller Unpaid Transaction Expenses Amount had such subsequent events or subsequently discovered facts been known at the time of the determination of the Final Statement). For the avoidance of doubt, this Section 1.5(f) shall not preclude a claim based upon the breach of any representation, warranty or covenant of the Company, BRS Newco or any Equityholder hereunder.

(g)              Reference Net Working Capital Calculation.  For reference, Exhibit 1.5(g) sets forth a calculation of Net Working Capital as of June 30, 2019.

Section 1.6      Escrow Amount. Prior to the Closing Date, Purchaser and the Monetizing Sponsors shall appoint the Escrow Agent to act as the escrow agent with respect to the Adjustment Escrow Account. The Adjustment Escrow Account shall be held and disbursed in accordance with the terms of the Escrow Agreement, which shall include that payments shall be made only pursuant to the joint instruction of KM BRS and Purchaser. The costs associated with establishing and maintaining the Adjustment Escrow Account pursuant to the Escrow Agreement shall be borne equally by Purchaser, on the one hand, and the Monetizing Sponsors, on the other hand.

Section 1.7      Tax Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that are required to be deducted and withheld with respect to such payment under the Code, the Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be timely remitted to the applicable Taxing Authority and, when so remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Except as a result of the failure by a Monetizing Sponsor to provide the certificate described in Section 8.6, Purchaser shall make no withholding or deduction on account of Taxes in respect of a payment to the Monetizing Sponsors pursuant to this Agreement and the transactions contemplated herein absent a change of either Law or fact after the Effective Date.

ARTICLE II
CLOSING

Section 2.1      Closing Date.  The closing of the Restructuring Transactions (the “Restructuring Closing”) and the closing of the Purchase (the “Purchase Closing” and together with the Restructuring Closing, the “Closing”) will take place at the Cleveland, Ohio offices of Baker & Hostetler LLP on the later of (a) the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions) and (b) October 31, 2019, or on such other date or at such other place as the Parties mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.2      Closing Deliveries.

(a)              By the Company and BRS Newco. At the Closing, each of BRS Newco and the Company will deliver or cause to be delivered to (i) each Equityholder, (A) the BRS Newco A&R LLC Agreement, duly executed by BRS Newco and (B) the Company A&R LLC Agreement, duly executed by the Company and (ii) Purchaser:

(A)              the Stockholders Agreement Termination, duly executed by BRS Corp.;

(B)              the BRS Newco A&R LLC Agreement, duly executed by BRS Newco;

(C)              the Company A&R LLC Agreement, duly executed by the Company;

(D)              the IP Cross-License Agreement, duly executed by BRS Newco and the Company;

(E)              a certificate of a duly authorized officer of each of BRS Newco and the Company certifying (1) that attached thereto are complete and correct copies of all resolutions adopted by BRS Newco and the Company, respectively, authorizing the execution, delivery and performance of this Agreement, the Related Agreements to which such Party is a party, and the consummation of the transactions contemplated hereby and thereby, the GPP Agreement, any Key Employee Agreements entered into prior to the Closing pursuant to Section 6.11, and the Non-Compete Agreement, and all such resolutions are in full force and effect and are all the resolutions adopted by such Party, in connection with the transactions contemplated hereby and thereby and (2) the names and signatures of the officers of BRS Newco and the Company, respectively, authorized to sign this Agreement and the Related Agreements to which such Party is a party; and

(F)              a good standing certificate from the Secretary of State of Delaware with respect to each of the Group Companies.

(b)              By the Equityholders.  At the Closing, each Equityholder will deliver or cause to be delivered to (i) BRS Newco and the Company, (A) the stock certificate representing the Equity Interests of BRS Corp. and the unit certificate representing the Equity Interests of the Company, in each case, held by such Equityholder immediately prior to the Restructuring Closing as well as stock and unit transfer powers, substantially in the form of Exhibit 2.2(b), duly executed by such Equityholder transferring the Transferred Interests to BRS Newco or the Company, as applicable, and (B) an instrument (in a form reasonably acceptable to the Company) duly executed by such Equityholder transferring its Note Interests to the Company and (ii) Purchaser, (A) the Stockholders Agreement Termination, duly executed by such Equityholder, (B) the BRS Newco A&R LLC Agreement, duly executed by such Equityholder, (C) the Company A&R LLC Agreement, duly executed by such Equityholder, and (D) a certificate of a duly authorized officer of such Equityholder certifying (I) that attached thereto are complete and correct copies of all resolutions adopted by such Equityholder authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which such Equityholder is a party, and the consummation of the transactions contemplated hereby and thereby, and all such resolutions are in full force and effect and are all the resolutions adopted by such Equityholder, in connection with the transactions contemplated hereby and thereby and (II) the names and signatures of the officers of such Equityholder authorized to sign this Agreement and the Related Agreements to which such Party is a party. At the Closing, each Monetizing Sponsor will deliver or cause to be delivered to Purchaser unit transfer powers, substantially in the form of Exhibit 2.2(b), duly executed by such Monetizing Sponsor transferring the Purchased Interests to Purchaser, and KM BRS will deliver or cause to be delivered to Purchaser the Escrow Agreement, duly executed by KM BRS.

(c)              By Purchaser.  At the Closing, Purchaser will deliver or cause to be delivered to (i) the Company, (A) the BRS Newco A&R LLC Agreement, duly executed by Purchaser, (B) the Company A&R LLC Agreement, duly executed by Purchaser, and (C) the IP Cross-License Agreement, duly executed by Purchaser Guarantor, (ii) the Monetizing Sponsors, the Escrow Agreement, duly executed by Purchaser and the Escrow Agent, and the Closing Payment, as set forth in Section 1.4 and (iii) to the Company and the Equityholders a certificate of a duly authorized officer of each of Purchaser and Purchaser Guarantor certifying (I) that attached thereto are complete and correct copies of all resolutions adopted by Purchaser and Purchaser Guarantor authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser or Purchaser Guarantor is a party, and the consummation of the transactions contemplated hereby and thereby, and all such resolutions are in full force and effect and are all the resolutions adopted by Purchaser or Purchaser Guarantor, as applicable, in connection with the transactions contemplated hereby and thereby and (II) the names and signatures of the officers of each of Purchaser and Purchaser Guarantor authorized to sign this Agreement and the Related Agreements to which such Party is a party.

Section 2.3      Bonus Plan Payment.  At the Closing, Purchaser will pay (by wire transfer of immediately available funds to an account designated in writing by the Company) $3,186,250.30, which the Company shall use to fund closing bonus payments to employees.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BRS NEWCO

Except as set forth in the Disclosure Letter (subject to Sections 12.1 and 12.14), BRS Newco and the Company represent and warrant, (x) with respect to Sections 3.1, 3.2(f) and 3.2(g), to Purchaser and each of the Equityholders, and (y) with respect to the remainder of this Article III, to Purchaser, in each case, as of the Effective Date and as of the Closing Date, as follows:

Section 3.1      Authorization, Validity and Execution. Each of the Company and BRS Newco has all necessary organizational power and authority to (a) execute and deliver this Agreement and each Related Agreement to which it is a party, (b) perform its obligations hereunder and thereunder and (c) consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company and BRS Newco, and no other limited liability company or corporate action or proceeding on the part of the Company or BRS Newco is necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company and BRS Newco, and, assuming the due execution of this Agreement by each other Party, this Agreement is a legal, valid and binding obligation of each of the Company and BRS Newco, enforceable against the Company and BRS Newco in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 3.2      Organization, Existence and Good Standing; Capitalization of Group Companies; Issued Interests; Private Offering.

(a)              Each Group Company (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all organizational power and authority required to own, lease and operate its respective properties and assets and to carry on the Business as currently conducted or contemplated by the Business Plan (including with respect to the Phase II Expansion) and (iii) is duly qualified to do business (where such concept is applicable) in each jurisdiction where the nature of its business or ownership of its assets makes such qualification necessary, except, in the case of this clause (iii), for such qualifications the absence of which are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b)              Section 3.2(b) of the Disclosure Letter sets forth (i) the authorized Equity Interests of the Company, BRS Newco and BRS Corp., (ii) the issued and outstanding Equity Interests of Company, BRS Newco and BRS Corp. and (iii) the record holder thereof (in each case, as of the date hereof and after consummation of the Restructuring Transactions).  All of the Outstanding Interests as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any agreement, arrangement or commitment to which any Group Company is a party in violation of any preemptive, subscription or similar rights of any Person. Except as set forth in the BRS Corp. Stockholders Agreement or the Organizational Documents of each of the Group Companies, there are no preemptive or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, redemption rights, repurchase rights, calls or other rights of any kind that obligate any Group Company to purchase, issue or sell any Equity Interests or other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such securities. None of the Company, BRS Newco or BRS Corp. has any outstanding or authorized stock appreciation rights, phantom stock, profit participation rights or similar rights. Except as set forth in the BRS Corp. Stockholders Agreement or the Organizational Documents of the Company, BRS Newco or BRS Corp., there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Outstanding Interests. The Purchased Interests will constitute immediately after consummation of the transactions contemplated by this Agreement the Non-Blocker Monetizing Sponsor Percentage of the issued and outstanding common units of BRS Newco and the Non-Blocker Monetizing Sponsor Percentage of the issued and outstanding common units of the Company.

(c)              Section 3.2(c) of the Disclosure Letter sets forth (i) the authorized Equity Interests of each Subsidiary of the Company, (ii) the issued and outstanding Equity Interests of each Subsidiary of the Company and (iii) the record and beneficial holder thereof.  No Subsidiary of the Company has any outstanding or authorized stock appreciation rights, phantom stock, profit participation rights or similar rights. Except as set forth in the BRS Corp. Stockholders Agreement or the Organizational Documents of each of the Group Companies, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Outstanding Interests of any Subsidiary of the Company.

(d)              The Company has made available to Purchaser complete and correct copies of the certificate of formation and limited liability company operating agreement (or similar Organizational Documents) of each of the Group Companies, in each case as amended through the Effective Date.

(e)              There is no Liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any Equity Interests of any of the Group Companies.

(f)              Upon the Restructuring Closing, the Issued Interests will be duly authorized and validly issued and will not be issued in violation of any agreement, arrangement or commitment to which BRS Newco or the Company is a party in violation of any preemptive, subscription or similar rights.

(g)              Assuming the accuracy of the representations and warranties made by the Equityholders and Purchaser set forth in Section 4.7 and Section 5.9, respectively, it is not necessary in connection with the issuance of the Issued Interests, in the manner contemplated by this Agreement, to register such Issued Interests under the Securities Act of 1933, as amended and including the rules and regulations promulgated thereunder (the “Securities Act”). None of BRS Newco, the Company, their respective Affiliates or any Person acting on any of their behalf (other than the Equityholders, Purchaser and their respective Affiliates, as to whom the Company and BRS Newco make no representation or warranty) directly or indirectly, has offered, sold or solicited any offer to buy, and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner that would be integrated with the Issued Interests issued on the Closing Date and require the Issued Interests issued on the Closing Date to be registered under the Securities Act. None of BRS Newco, the Company, their respective Affiliates or any Person acting on any of their behalf (other than the Equityholders, Purchaser and their respective Affiliates, as to whom the Company and BRS Newco make no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Issued Interests issued on the Closing Date.

Section 3.3      Consents and Approvals; No Violations. The execution, delivery and performance by each of the Company and BRS Newco of this Agreement and the Related Agreements to which it is a party, and the consummation by the Company and BRS Newco of the transactions contemplated hereby and thereby, will not (a) result in a violation of, conflict with or result in any breach of any provisions of the certificate of formation, limited liability company operating agreement, certificate of incorporation, bylaws or any other similar Organizational Documents of any Group Company, (b) assuming compliance with the matters referred to in Section 3.4, violate any Law or Judgment of any Governmental Authority by which any Group Company is bound or to which any Outstanding Interests are subject, (c) require a consent, notice or approval under, result in a violation of, conflict with, constitute a default or result in any breach (or give rise to any right of termination, cancellation, payment or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which any Group Company is a party or by which any of the Issued Interests may be bound or (d) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances and Encumbrances under the BRS Newco A&R LLC Agreement, the Company A&R LLC Agreement, and applicable securities laws) upon any of the Issued Interests or any properties or assets of any Group Company, except with respect to clauses (b), (c) and (d), as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.4      Governmental Authorization.  The execution, delivery and performance by each of the Company and BRS Newco of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority, other than any such action, consent, filing or notification the failure of which to be made or obtained would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.5      Financial Statements; Absence of Undisclosed Liabilities.

(a)              Section 3.5 of the Disclosure Letter sets forth (i) the audited balance sheets of BRS Corp. as of December 31, 2018 and December 31, 2017, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended (the “Audited BRS Corp. Financial Statements”), (ii) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in member’s equity and cash flows for the years then ended (the “Audited Company Financial Statements”, and together with the Audited BRS Corp. Financial Statements, the “Audited Financial Statements”), (iii) the unaudited balance sheet of BRS Corp. as of June 30, 2019 (the “Statement Date”), and the related statements of operations, stockholders’ deficit and cash flows for the six-month period then ended (the “Unaudited BRS Corp. Financial Statements” and together with the Audited BRS Corp. Financial Statements, the “BRS Corp. Financial Statements”), (iv) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of Statement Date, and the related consolidated statements of operations and comprehensive income (loss), changes in member’s equity and cash flows for the six-month period then ended (the “Unaudited Company Financial Statements”, and together with the Audited Company Financial Statements, the “Company Financial Statements”) and (v) the reviewed consolidated balance sheet of BRS Intermediate Holdings LLC and its Subsidiaries as of the Statement Date, and the related consolidated statements of operations and comprehensive income (loss), changes in member’s equity and cash flows for the six-month period then ended (the “Unaudited BRS Financial Statements”). The Unaudited BRS Corp. Financial Statements, the Unaudited Company Financial Statements and the Unaudited BRS Financial Statements are referred to herein together as the “Unaudited Financial Statements”; and the Unaudited Financial Statements and the Audited Financial Statements are referred to herein together as the “Group Companies Financial Statements”.

(b)              The Group Companies Financial Statements (i) have been prepared in accordance with the books and records of the Group Companies, (ii) except as set forth in Section 3.5(b) of the Disclosure Letter, have been prepared in accordance with GAAP, consistently applied throughout the periods presented, and (iii) fairly present in all material respects, (x) in the case of the BRS Corp. Financial Statements, the financial position and results of operations of BRS Corp., (y) in the case of the Company Financial Statements, the consolidated financial position and consolidated results of operations of the Company and its Subsidiaries and (z) in the case of the Unaudited BRS Financial Statements, the financial position and results of operations of BRS Intermediate Holdings LLC and its Subsidiaries, in each case, as of the respective dates or for the respective time periods set forth therein, except in the case of the Unaudited Financial Statements, for (A) the absence of footnotes and (B) normal and recurring year-end adjustments.

(c)              Except (i) as set forth in the balance sheets included in the Group Companies Financial Statements and (ii) for Liabilities or obligations (other than contingent Liabilities and Liabilities for breach of Contract) incurred in the ordinary course of business consistent with past practice since the respective dates of such financial statements, there are no material Liabilities of the Group Companies that would be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP.

(d)              All notes and accounts receivable reflected on the Group Companies Financial Statements and all accounts receivable of the Group Companies generated since the Statement Date (the “Receivables”), constitute bona fide receivables resulting from the sale of services or other obligations in favor of the Group Companies as to which full performance has been fully rendered, and are valid and enforceable claims, in each case, in all material respects. The Receivables are not subject to any pending or, to the Knowledge of the Company, threatened defense, counterclaim, right of offset, allowances or credits, except to the extent reserved on the Group Companies Financial Statements or, with respect to Receivables generated after the Statement Date, in the books and records of the Company, in each case, in accordance with GAAP. The reserves against the accounts receivable for allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP.

(e)              The accounts payable of the Group Companies reflected on the Group Companies Financial Statements arose from bona fide transactions in the ordinary course of business.

(f)              Except as otherwise reserved for in the Group Companies Financial Statements and except as is not material to the Group Companies, taken as a whole, the inventory of the Group Companies (i) does not include any items that are obsolete or of a quantity or quality not usable or salable in the ordinary course of business and consistent with past practice (including with respect to quantity and frequency), (ii) includes only items sold by the Group Companies in the ordinary course of business and (iii) is valued on a lower of cost or net realizable value basis. The inventory disposed of subsequent to the Statement Date has been disposed of only in the ordinary course of business and consistent with past practice (including with respect to quantity and frequency).

(g)              Except as set forth on Section 3.5(g) of the Disclosure Letter or otherwise set forth in the Group Companies Financial Statements, the Group Companies do not have any Outstanding Indebtedness in excess of $3,000,000 as of the Effective Date.

(h)              The books of account and other financial records of the Group Companies have been kept accurately in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each of the Group Companies has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of such Group Company are being executed and made only in accordance with appropriate authorizations of management and the board of directors (or equivalent Person) of such Group Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of such Group Company. Except as set forth in Section 3.5(h) of the Disclosure Letter, no Group Company has disclosed to its outside auditors or the audit committee of its board of directors (or equivalent entity), and to the Knowledge of the Company, there have been no instances of, any (1) significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect such Group Company’s ability to record, process, summarize and report financial information or (2)  fraud, whether or not material, that involves management or other employees who have a significant role in such Group Company’s internal controls over financial reporting.

Section 3.6      Absence of Certain Changes or Events.  Except in connection with the transactions contemplated hereby, during the period beginning on the Statement Date and ending on the Effective Date: (a) the Group Companies have conducted the Business in the ordinary course of business, consistent with past practice and (b) there has not been any (i) Effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) action or failure to act by any Group Company, which, if it had occurred between the Statement Date and the Effective Date, would constitute a breach of Section 6.1(b).

Section 3.7      Real Property; Title to Properties; Sufficiency of Assets.

(a)              The Group Companies do not own any real property.

(b)              Section 3.7(b) of the Disclosure Letter sets forth a complete and correct list, as of the Effective Date, of all (i) real property leased or subleased to a Group Company (the “Leased Real Property”) and (ii) leases governing such Leased Real Property, together with all amendments, modifications, or supplements thereto and guarantees thereof (collectively, the “Leases”). The Leased Real Property constitutes all interests in real property currently used or held for use by a Group Company in connection with the Business of the Group Companies and which are necessary and sufficient for the continued operation of the Business by the Group Companies as currently conducted or contemplated by the Business Plan (including with respect to the Phase II Expansion) and the Phase IIB Expansion as contemplated as of the date hereof.

(c)              The applicable Group Companies have a valid and enforceable leasehold interest under each of the Leases, free and clear of all Encumbrances of any nature except Permitted Encumbrances. To the Knowledge of the Company, each Lease is in full force and effect.

(d)              The transactions contemplated by this Agreement do not require the consent of any other party to any Lease, will not result in a breach of or default under any Lease, or otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing.

(e)              Other than as disclosed in Section 3.7(e) of the Disclosure Letter, no Person other than the Group Companies uses or is in possession of any of the Leased Real Property. Other than as disclosed in Section 3.7(e) of the Disclosure Letter, no Group Company is party to any lease, sublease, or other Contract granting to any Person, other than the Group Companies, the right of use and occupancy of any of the Leased Real Property.

(f)              All of the Leased Real Property, buildings, fixtures and improvements thereon owned or leased by the Group Companies are in good condition and repair (ordinary wear and tear excepted). To the Knowledge of the Company, there are no structural deficiencies or latent defects affecting any of the improvements and, to the Knowledge of the Company, there are no facts or conditions affecting any of the improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the improvements or any portion thereof in the operation of the Business as currently conducted or contemplated by the Business Plan (including with respect to the Phase II Expansion).

(g)              The Group Companies have all material certificates of occupancy, Permits, and Governmental Approvals of any Governmental Authority necessary for the current use and operation of each Leased Real Property, and the Group Companies have fully complied with all material conditions of the Permits and Governmental Approvals applicable to them. To the Knowledge of the Company, no material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit or Governmental Approval.

(h)              There are no Actions pending or, to the Knowledge of the Company, threatened under any condemnation, zoning, eminent domain, land use or other Law applicable to the Leased Real Property, and no Group Company has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(i)              Other than as disclosed in Section 3.7(i) of the Disclosure Letter, to the Knowledge of the Company, no other Person owns or holds, or is obligated under or a party to, any option, right of first refusal or other right to purchase, acquire, sell, assign or dispose of all or any part of the Leased Real Property.

(j)              To the Knowledge of the Company, except for Permitted Encumbrances, none of the Leased Real Property is subject to any easements, rights-of-way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments, in each such case, that materially interferes with or materially impairs the present and continued use thereof in the normal conduct of the operations by the Group Companies as currently conducted or contemplated by the Business Plan (including with respect to the Phase II Expansion) and the Phase IIB Expansion as of the date hereof.

(k)              All utilities (including water) necessary for the maintenance and operation of the Leased Real Property in the manner currently conducted or contemplated by the Business Plan (including with respect to the Phase II Expansion) are available, either internally or from third parties, to serve the Leased Real Property.

(l)               Except as set forth on Section 3.7(l) of the Disclosure Letter, the Group Companies own good and marketable title to, or hold a valid leasehold interest in, all of the material tangible property used by them in the conduct of their business as currently conducted, free and clear of all Encumbrances, except for Permitted Encumbrances.

(m)               Except as set forth on Section 3.7(m) of the Disclosure Letter, the furniture, machinery, equipment, vehicles and other items of tangible personal property of the Group Companies are (i) in good operating condition and repair, (ii) adequate for the uses to which they are being put and (iii) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature. Such assets include all material assets, properties and rights owned, used or held for use in the operation of the Business of the Group Companies as currently conducted.

Section 3.8      Intellectual Property.

(a)              Section 3.8(a) of the Disclosure Letter sets forth a complete and correct list, as of the Effective Date, of the following Business IP, in each case to the extent owned by a Group Company: (i) issued patents and pending applications therefor; (ii) registered trademarks and registered service marks, and applications therefor; (iii) registered copyrights and applications therefor; and (iv) registered domain names (the “Registered Company IP”). Except as otherwise noted on Section 3.8(a) of the Disclosure Letter, all of the Registered Company IP is valid, in full force and effect and none of the Registered Company IP has expired or been canceled, abandoned or otherwise terminated.

(b)              One of the Group Companies is the sole and exclusive owner of record of the Business IP (subject only to Permitted Encumbrances) set forth in Section 3.8(a) of the Disclosure Letter. Each license of Intellectual Property comprising Business IP is valid, binding, enforceable, and in full force and effect against a Group Company, and to the Knowledge of the Company, against each other party thereto. Each Group Company is in material compliance with the terms and conditions of all Contracts to use any Business IP, and no Group Company has received any notice that it is in material breach or default under any Contract to use any Business IP. Except for the Business IP, no other Intellectual Property is used in or necessary for the conduct of the Business as currently conducted.

(c)              The Group Companies own or have the right to use all Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted. All Business IP and Intellectual Property owned or used by a Group Company immediately prior to Closing shall be owned or available for use by such Group Company on identical terms and conditions immediately subsequent to the Closing.

(d)              Except as set forth on Section 3.8(d) of the Disclosure Letter, there has been no written material claim made or, to the Knowledge of the Company, threatened in writing by any third party against any Group Company contesting the validity, enforceability or ownership of any of the Business IP or alleging that the operation of the Business infringes any third party Intellectual Property rights. Notwithstanding the foregoing, to the Knowledge of the Company, (i)  each Group Company and the operation of the Business does not, as currently conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property rights of any third party and (ii) no Business IP owned by a Group Company has been infringed upon or misappropriated by any third party.

(e)              The Group Companies have taken commercially reasonable measures to protect the confidentiality and value of (i) their trade secrets and confidential information, and (ii) the trade secrets and confidential information of third parties used by any of the Group Companies in the operation of the Business as required pursuant to any confidentiality agreements with such parties. To the Knowledge of the Company, there has not been any unauthorized use or disclosure by any of the Group Companies of any of its trade secrets or confidential information.

(f)              No current or former employee, member, officer, director, contractor, or consultant of a Group Company has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or purported to be owned by a Group Company.

(g)              The IT Systems are adequate for the operation of the Business as currently conducted. The Group Companies have taken commercially reasonable steps to protect the IT Systems from material contaminants, including the use of commercially available antivirus software with the intention of protecting the IT Systems from becoming infected by viruses and other harmful code. To the Knowledge of the Company, the IT Systems are free from material defects, viruses and malware. The Group Companies have implemented backup, security and disaster recovery measures and technology consistent with reasonable industry practices to protect against accidental, unauthorized or unlawful destruction, loss, alteration, disclosure and access in compliance with all applicable statutes and regulations relating to data privacy and security. Each of the Group Companies have obtained and possess valid licenses to use all of the material software programs present on the IT Systems that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any of the IT Systems. There has been no failure, breakdown or continued substandard performance of any IT Systems that has caused a material disruption or interruption in or to any use of the IT Systems or the conduct of the Business.

Section 3.9       Material Contracts.

(a)               Section 3.9(a) of the Disclosure Letter sets forth a complete and correct list, as of the Effective Date, of the following Contracts to which a Group Company is a party (other than such Contracts set forth in Section 3.14(a) of the Disclosure Letter), complete and correct copies of which have been made available to Purchaser:

(i)          Contracts for the purchase or sale of materials, supplies, goods, equipment, assets, products or services (other than purchase orders with customers or suppliers entered into in the ordinary course of business consistent with past practice that by their terms are to be performed within 90 days and purchase orders issued in connection with the Phase II Expansion as contemplated by the Business Plan that by their terms are to be performed within 180 days) or that contain “take or pay” or similar provisions, in each case requiring payments over the last 12 months by any party thereto in excess of (A) $10,000,000 with respect to customer Contracts and (B) $2,000,000 with respect to other Contracts;

(ii)         Contracts which grant to any Person (other than a Group Company) the exclusive right to market, distribute or resell any Business product, or to exclusively represent a Group Company with respect to any such product, or act as exclusive agent for a Group Company in connection with the marketing, distribution or sale of any Business product, or otherwise contain exclusivity obligations or restrictions binding on any Group Company or that would bind or purport to bind Purchaser or any of its Affiliates after the Closing;

(iii)        Contracts for the lease of machinery, equipment, furniture, furnishings, fixtures, tools or other tangible personal property primarily used or held for primary use in the Business requiring annual payments by a Group Company in excess of $1,000,000;

(iv)        Contracts with any of (A) the ten largest customers of the Business (in terms of payments by each customer) and (B) the ten largest suppliers of the Business (in terms of payments by the Group Companies to each supplier), during the 12 months ended June 30, 2019;

(v)         Contracts which limit or purport to limit a Group Company, or which following the Closing would limit or purport to limit Purchaser or any of its Affiliates, in each case, from engaging in any line of business, soliciting customers of any Person or competing with any Person, in each case, in any geographic area or during any period of time;

(vi)        Contracts pursuant to which any Group Company has incurred any indebtedness for borrowed money or issued any guarantee of any Liability of any other Person in excess of $3,000,000 and any interest rate or currency swaps, hedges or similar Contracts in excess of $3,000,000;

(vii)       consulting or independent contractor Contracts requiring annual payments by a Group Company in excess of $500,000;

(viii)      the Leases;

(ix)         Contracts requiring annual payments by any party thereto in excess of $500,000 under which Business IP is (A) licensed to a Group Company by a third party or (B) licensed by a Group Company to a third party (other than, in each case, (1) licenses of commercially available, off-the-shelf computer software and (2) nonexclusive licenses granted to customers, sales agents or distributors entered into in the ordinary course of business);

(x)          joint venture or partnership Contracts;

(xi)         Contracts that provide for the indemnification in any material respect by any Group Company of any Person or the assumption of any material Tax, environmental or other material liability or obligation of any Person (other than Contracts with respect to the foregoing in the ordinary course of business consistent with past practice and other than as provided to lenders, lessors or underwriters in connection with any financing or lease transactions);

(xii)        any material subcontracting, business referral, farm-out or similar Contract;

(xiii)       any Contract relating to (A) the acquisition of any business or a substantial portion of the assets of any business during the three-year period prior to the Effective Date, or (B) except for this Agreement, the disposition of all or a substantial portion of the Business or the assets of the Group Companies (whether by merger, sale of membership interests, sale of stock, sale of assets or otherwise);

(xiv)      all Contracts involving any resolution or settlement of any actual or threatened material litigation, arbitration, claim or other material dispute in excess of $250,000 and which has not been fully performed, satisfied and discharged;

(xv)       all Contracts pursuant to which any Group Company has an obligation to loan money in excess of $1,000,000 to any Person (other than trade credit in the ordinary course of business);

(xvi)      any Contract granting a customer of any Group Company “most favored nation” pricing;

(xvii)     any Contract containing any “earn-out”, contingent or deferred purchase price or similar contingent payment obligation (other than in respect of trade account payable in the ordinary course of business consistent with past practice), to the extent such obligation remains outstanding;

(xviii)    Contracts for capital expenditures, other than (A) capital expenditures reflected in the capital expenditures budget of the Group Companies previously made available to Purchaser or (B) which involves or is reasonably likely to involve aggregate expenditures of not more than $2,000,000;

(xix)       Contracts relating to the Government Incentives; and

(xx)        Contracts pursuant to which any Group Company owns or holds, or is obligated under or a party to, any option, right of first refusal or other right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(b)               Each Contract set forth in Section 3.9(a) of the Disclosure Letter (each, a “Material Contract”) is in full force and effect and constitutes a legal, valid and binding obligation of a Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.  No Group Company, and to the Knowledge of the Company, no other party to a Material Contract, is in material breach of or default under any Material Contract. No event or circumstance has occurred that, with notice or lapse of time, or both, would constitute a material default by any Group Company under any Material Contract or, to the Knowledge of the Company, any other party thereto or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

Section 3.10     Material Relationships. Section 3.10 of the Disclosure Letter sets forth a list of the (a) ten largest customers of the Business (in terms of (x) payments by each customer and (y) tons sold to each customer) and (b) ten largest suppliers of the Business (in terms of payments by the Group Companies to each supplier), in each case, during the 12 months ended June 30, 2019. Since January 1, 2017, none of the customers or vendors referred to in the preceding sentence has cancelled in whole or materially reduced its agreement or commitment with any Group Company to purchase products or services (or provided written notice to any Group Company of its intention to do any of the foregoing in a manner reasonably likely to have such a result).

Section 3.11     Litigation.  There has been, and there is, no Action pending, or to the Knowledge of the Company, threatened, against any Group Company which, if decided adversely to any Group Company, has had or would reasonably be expected to have a material impact on the business, property or assets of any Group Company. No Group Company is permanently or temporarily enjoined or barred by any Judgment that is, or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, and there is no outstanding Judgment requiring any Group Company to take, or refrain from taking, action with respect to the Business. No Group Company is engaged in or party to or, to the Company’s Knowledge, threatened with any Action or Judgment with respect to the transactions contemplated by this Agreement and the Related Agreements, and no Group Company has received written notice of a claim or dispute that is reasonably likely to result in any such Action or Judgment with respect to the transactions contemplated hereby or thereby.

Section 3.12     Compliance with Laws; Permits.  The Group Companies are, and have at all times been, in compliance in all material respects with all applicable Laws, including Anti-Corruption Laws and Export Laws (each, a “Legal Requirement”).  No Group Company has received any written notice from any Governmental Authority regarding any actual, alleged or potential violation by any Group Company of, or failure by any Group Company to comply with, any Legal Requirement that, in either case, is, or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies maintain all material Permits required to conduct the Business. All such material Permits are in full force and effect and there are no Actions pending or, to the Knowledge of the Company, threatened which would result in the revocation, cancellation, suspension or modification of any such Permit. No Group Company has received any written notice of any suspension, modification, revocation, cancellation or non-renewal, in whole or in part, of any such material Permit.  This Section 3.12 does not relate to Taxes (which are the subject of Section 3.13), Employee Benefit Plans (which are the subject of Section 3.14), employee and labor matters (which are the subject of Section 3.15), or matters relating to environmental matters (which are the subject of Section 3.16).

Section 3.13     Taxes.

(a)               All material Tax Returns required to be filed on or prior to the Closing Date by the Group Companies have been, or will be prior to the Closing Date, duly and timely filed (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)               All material Taxes required to be paid (whether or not shown on a Tax Return) on or prior to the Closing Date by the Group Companies have been duly and timely paid.

(c)               All material withholding Taxes imposed on or payable by any Group Company that are due and payable have been timely paid.

(d)               No Group Company has agreed to waive any statute of limitations in respect of material Taxes of the Group Companies.  No material Tax or Tax Return of the Group Companies is under audit or examination by any Taxing Authority and no written notice of such an audit or examination has been received by any Group Company or any of its Affiliates.

(e)               There are no Encumbrances for Taxes upon any asset of any Group Company other than Permitted Encumbrances.

(f)                None of the Group Companies has any material Liability for the Taxes of any Person (other than another Group Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) under any Tax sharing, allocation or indemnification agreement or (iii) as a transferee or successor under applicable Law.

(g)               None of the Group Companies has engaged in any transaction which, as of the Effective Date, is a “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)               Each of BRS Newco, the Company and its Subsidiaries has been properly treated as a partnership or disregarded entity for U.S. federal income tax purposes since the date of its formation, and none of them have made an election to be treated as a corporation pursuant to Treasury Regulations Sections 301.7701-3 (or any other similar provision of applicable state, local or foreign Tax Law).

(i)                No written claim has been made by any Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(j)                No Group Company (i) has (x) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law, (y) any knowledge that any Governmental Authority has proposed any such adjustment or (z) any application pending with any Governmental Authority requesting permission for any change in accounting method, (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law or any other binding written agreement with any Taxing Authority, (iii) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or (iv) will be required to include any item of income in taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (x) installment sale or open transaction disposition made on or prior to the Closing Date, (y) prepaid amount received on or prior to the Closing Date or (z) election pursuant to Section 108(i) of the Code.

(k)               Neither the Company nor any of its Subsidiaries has elected under Section 1101(g)(4) of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 to have the amendments made by such provisions apply to any Tax Return of the Company or any of its Subsidiaries relating to any taxable period beginning before January 1, 2018. No property with built-in gain (as determined for U.S. federal income tax purposes) has been contributed to the Company during the past seven years.

For purposes of this Section 3.13, any reference to any Group Company shall be deemed to include any Person that merged with or was liquidated or converted into such Group Company.

Section 3.14     Employee Benefit Plans.

(a)               Section 3.14(a) of the Disclosure Letter lists each material Employee Benefit Plan.  With respect to each material Employee Benefit Plan, the Company has made available to Purchaser a complete and correct copy of, to the extent applicable, (i) the plan and any amendments thereto (or, with respect to any unwritten material Employee Benefit Plan, a written description thereof), (ii) the most recent summary plan description (or similar document) and any material modification thereto, (iii) the current trust agreement, insurance certificate or other funding arrangements with respect thereto, (iv) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto), (v) the most recently received determination or opinion letter from the Internal Revenue Service (the “IRS”), and (vi) the most recently prepared actuarial valuation report and audited financial statements prepared with respect to each Employee Benefit Plan for which actuarial valuation reports or audited financial statements are required to be prepared under applicable Law.

(b)               No Employee Benefit Plan is, or has since the Company’s formation been, subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. None of the Company or any Commonly Controlled Entity has, since the Company’s formation, contributed to, been obligated to contribute to or otherwise incurred any obligation or Liability under, any “multiemployer plan” within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). With respect to the Company and any Commonly Controlled Entity, there does not now exist and there are no existing circumstances that would reasonably be expected to give rise to any Controlled Group Liability.

(c)               Each Employee Benefit Plan that is intended to qualify under Code Section 401(a) has either received a favorable determination letter from the IRS as to its qualified status or may rely on an advisory or opinion letter issued by the Internal Revenue Service to the sponsor or a prototype or volume submitter plan with respect to such qualification and, to the Knowledge of the Company, nothing has occurred since the date of such determination that could reasonably be expected to result in revocation of such qualified status.

(d)               Each material Employee Benefit Plan has been maintained in material compliance with the terms thereof and with the requirements prescribed by applicable Law.  There are currently no investigations or proceedings (including pending or, to the Knowledge of the Company, threatened proceedings) by any Governmental Authority involving any Employee Benefit Plan. All employer contributions required to be made to each Employee Benefit Plan have been made or, if applicable, accrued in accordance with GAAP.

(e)               No Employee Benefit Plan provides post-retirement health or other welfare benefits except as required by ERISA Section 601 or as otherwise disclosed in Section 3.14(e) of the Disclosure Letter.

(f)                Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event, including a Participant’s termination of employment or service on or after the Closing Date), will (i) entitle any Person to severance pay under any Employee Benefit Plan, (ii) entitle any Person to any compensation or benefit under any Employee Benefit Plan, (iii) accelerate the time of payment, vesting or funding, or increase the amount of, any compensation or benefit or trigger any other obligation to any Person under any Employee Benefit Plan, (iv) result in the breach or violation of or default under, or limit Purchaser’s right to amend, modify or terminate, any Employee Benefit Plan or (v) result in any payment of any amount under any Employee Benefit Plan to any Person that would, individually or in combination with any other such payment, reasonably be expected to result in the imposition of an excise tax under Section 280G of the Code or otherwise, or other additional tax or penalty on any such Person, the Group Companies or, after the Closing, Purchaser or any of its Affiliates, in each case under applicable Law, or in the disallowance of a tax deduction to, or imposition of any other penalty on, the Group Companies, Purchaser and/or its Affiliates under applicable Law. No Employee Benefit Plan provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (A) the written terms of such Employee Benefit Plan are in compliance with Section 409A of the Code and applicable guidance thereunder, and (B) such Employee Benefit Plan is and has been operated in compliance with Section 409A of the Code and applicable guidance thereunder.

Section 3.15     Employee and Labor Matters.

(a)               None of the employment terms of any Business Employee are subject to the terms of a collective bargaining agreement, works council or other labor union Contract or labor arrangement (“Labor Contract”), and no Group Company is party to any Labor Contract. No Labor Contract is currently being negotiated by any Group Company and to the Knowledge of the Company, no labor organization or group of Business Employees has made a demand for recognition or certification, and there are no recognition or certification proceedings or petitions seeking representation pending or threatened to be brought or filed with the National Labor Relations Board or any similar Governmental Authority.

(b)               There have not been any labor strikes, slowdowns, work stoppages or other material labor disturbances or difficulties and, to the Knowledge of the Company, such events are not threatened by employees of the Group Companies.

(c)                No Group Company is engaged or involved in any material employment-related Action with any Participant, or independent contractor, or any dependent thereof.

(d)              The Group Companies are in material compliance with all applicable Law relating to labor relations, employment and employment practices, including termination of employment, terms and conditions of employment, wages, social security benefits, hours of work, occupational safety, health standards, immigration, visas, employee classification, work status, pay equity and workers compensation.

(e)               Section 3.15(e) of the Disclosure Letter sets forth a list, as of the Effective Date, of all employment Contracts between any Business Employee, on the one hand, and any Group Company, on the other hand (other than (i) at-will employment Contracts and (ii) employment Contracts providing for less than $250,000 in annual base compensation).

Section 3.16     Environmental Matters.

(a)               Each Group Company is operating in compliance in all material respects with all applicable Environmental Laws and all applicable Environmental Permits.

(b)               There is no material Action pursuant to any Environmental Law pending, or, to the Knowledge of the Company, threatened, against any Group Company.

(c)               To the Knowledge of the Company, there has been no Release by a Group Company of any Hazardous Substance that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or require material environmental investigation or cleanup action by any Group Company pursuant to any applicable Environmental Law.

(d)               To the Knowledge of the Company, (i) no underground tank or other underground storage receptacle used to contain Hazardous Substances, no polychlorinated biphenyls (PCBs) and no asbestos is currently located at or on, to the extent the responsibility of a Group Company, the Leased Real Property, except in compliance in all material respects with Environmental Laws; and (ii) there is no ongoing environmental investigation or cleanup action with respect to any Release of Hazardous Substances required pursuant to any applicable Environmental Law with respect to the Leased Real Property.

(e)               The Group Companies maintain all material Environmental Permits required to conduct the Business as currently conducted and all such material Environmental Permits are in full force and effect. Section 3.16(e) of the Disclosure Letter sets forth a list of the material Environmental Permits (including any revisions or amendments to any Environmental Permits that have already been issued) that, to the Knowledge of the Company, are required in connection with the construction and operation of the Phase II Expansion as contemplated as of the date hereof.

(f)               This Section 3.16 contains the sole and exclusive representations and warranties of the Company related to environmental matters, including matters related to Environmental Laws, Environmental Permits, the presence of, exposure to or release of Hazardous Substances and environmental investigation or cleanup action.

Section 3.17       OFAC and Anti-Corruption Laws.

(a)               None of the Group Companies is located, organized or resident in a country or territory that is, or whose government is, the subject or target of any Sanctions, and none of the Group Companies (i) is the subject or target of any Sanctions, (ii) is, or to the Knowledge of the Company, is owned or controlled by, a Sanctioned Person or Sanctioned Entity, or (iii)  has engaged in any dealings or transactions, or otherwise associated, with any such Sanctioned Person or Sanctioned Entity.

(b)               The Group Companies have conducted their business in compliance in all material respects with all Anti-Corruption Laws applicable thereto.

(c)               To the Knowledge of the Company, no Group Company is the subject or target of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any anti-terrorism or anti-money laundering laws, Anti-Corruption Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to Knowledge of the Company, has been threatened.

Section 3.18     Insurance. Section 3.18 of the Disclosure Letter sets forth each insurance policy maintained by the Group Companies, on their properties, assets, products, business or personnel, that is material to the Group Companies, taken as a whole. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on a Group Companies, and in full force and effect, and all premiums due and payable with respect thereto covering all periods up to and including the Effective Date have been paid, and no notice of cancellation, termination or denial of coverage for any material claim has been received with respect to any such insurance policy and (b) no Group Company has received a notice of non-renewal from any of its insurers.

Section 3.19     Transactions with Affiliates.  No director, officer, Equityholder or Affiliate of any Group Company is party to any Affiliate Arrangements with any Group Company or, to the Knowledge of the Company, directly or indirectly, has any material interest in any material property, asset or right owned by, used in or pertaining to the Business of the Group Companies, or any material interest in any Person that is engaged in business as a lessor, lessee, customer or supplier of any Group Company.

Section 3.20     Brokers.  Except for Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, the fees and expenses of which shall be borne by the Equityholders, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

Subject to Section 12.14, each Equityholder, severally and not jointly (nor jointly and severally), represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

Section 4.1      Organization, Authorization, Validity and Execution. Such Equityholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Equityholder has all necessary power and authority to (a) execute and deliver this Agreement and each Related Agreement to which it is a party, (b) perform its obligations hereunder and thereunder and (c) consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party have been duly authorized by all necessary action on the part of such Equityholder, and no other action or proceeding on the part of such Equityholder is necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by such Equityholder, and, assuming the due execution of this Agreement by each other Party, this Agreement is a legal, valid and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 4.2      Title to Transferred Interests and Purchased Interests. Such Equityholder is the record and beneficial holder of its Transferred Interests and at Closing will be the record and beneficial holder of its Purchased Interests, as applicable, and such Equityholder has good and marketable title to its Transferred Interests and will have at Closing good and marketable title to its Purchased Interests, as applicable, free and clear of any Encumbrances other than transfer restrictions imposed by Law and restrictions under the BRS Corp. Stockholders Agreement and the Organizational Documents of the Company, BRS Newco and BRS Corp., as applicable. There are no outstanding options, warrants, call or other rights or agreements to which such Equityholder is a party requiring such Equityholder to sell or transfer its Transferred Interests or Purchased Interests, as applicable, to any Person other than as provided in this Agreement or under the Blocker PSA, the BRS Corp. Stockholders Agreement and the Organizational Documents of the Company, BRS Newco and BRS Corp. Other than this Agreement, the Blocker PSA, the BRS Corp. Stockholders Agreement and the Organizational Documents of the Company, BRS Newco and BRS Corp., such Equityholder is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Transferred Interests or Purchased Interests. Upon completion of the transactions contemplated hereby, the Transferred Interests acquired by the Company and BRS Newco from such Equityholder shall be free and clear of all Encumbrances other than transfer restrictions imposed by Law and restrictions under the BRS Corp. Stockholders Agreement and the Organizational Documents of the Company and BRS Corp., as applicable. Upon completion of the transactions contemplated hereby, the Purchased Interests acquired by Purchaser from such Equityholder shall be free and clear of all Encumbrances other than transfer restrictions imposed by Law and restrictions under the BRS Newco A&R LLC Agreement and the Company A&R LLC Agreement.

Section 4.3      Consents and Approvals; No Violations.  The execution, delivery and performance by such Equityholder of this Agreement and the Related Agreements to which it is a party, and the consummation by such Equityholder of the transactions contemplated hereby and thereby, will not (a) result in a violation of, conflict with or result in any breach of any provisions of the certificate of formation or limited liability company operating agreement or any other similar Organizational Documents of such Equityholder, (b) assuming compliance with the matters referred to in Section 4.4, violate any Law or Judgment of any Governmental Authority by which such Equityholder is bound or to which any Transferred Interests or Purchased Interests owned by such Equityholder are subject, (c) require a consent, notice or approval under, result in a violation of, conflict with, constitute a default or result in any breach (or give rise to any right of termination, cancellation, payment or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Equityholder is a party or by which any of its Transferred Interests or Purchased Interests may be bound or (d) result in the creation or imposition of any Encumbrances upon any of its Transferred Interests or Purchased Interests or any properties or assets of any Group Company (other than transfer restrictions imposed by Law and restrictions under the BRS Corp. Stockholders Agreement, the BRS Newco A&R LLC Agreement, and the Company A&R LLC Agreement), except, with respect to clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of such Equityholder to enter into and perform its obligations under this Agreement and any Related Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby.

Section 4.4       Governmental Authorization.  The execution, delivery and performance by such Equityholder of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority, other than any such action, consent, filing or notification, the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of such Equityholder to enter into and perform its obligations under this Agreement and any Related Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby.

Section 4.5       Litigation.  There is no Action pending, or, to the knowledge of such Equityholder, threatened against such Equityholder, which, if decided adversely against such Equityholder, would reasonably be expected to interfere with, prevent or materially delay the ability of such Equityholder to enter into and perform its obligations under this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. Such Equityholder has not received written notice that it is subject to any outstanding Judgment which would be reasonably likely to interfere with, prevent, materially delay or make illegal any of the transactions contemplated by this Agreement or any other Related Agreement to which it is a Party.

Section 4.6       Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Equityholder or any of its Affiliates (other than the Company or BRS Corp.).

Section 4.7       Investment Intent.

(a)               Such Equityholder (i) is acquiring the Issued Interests solely for its own account, for investment only and not with a view for resale in connection with any distribution of the Issued Interests in contravention of the Securities Act or other applicable Laws, and such Equityholder will not dispose of the Issued Interests in contravention of the Securities Act or other applicable Laws, (ii) has received and read the Organizational Documents of the Company and BRS Newco and (iii) has sufficient knowledge and experience, including with respect to the industries in which the Business operates, to evaluate the merits and risks of this investment.

(b)               Such Equityholder acknowledges that (i) the Issued Interests have not been registered under the Securities Act, that the Issued Interests have not been registered under any applicable securities laws of any state or other jurisdiction and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or are sold pursuant to an exemption from such registration and (ii) none of the Equityholders, the Group Companies or any of their respective Affiliates is under any obligation to register the Issued Interests and that no market may exist for the resale of the Issued Interests.

(c)               Such Equityholder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Such Equityholder understands the speculative nature of an investment in the Issued Interests and, accordingly, is able to bear the economic risk of this investment and, at the present time, could afford a complete loss of such investment.

(d)               Such Equityholder and its Representatives have been afforded the opportunity to ask questions of Representatives of the Company and BRS Newco and have received answers to such questions, as such Equityholder deems necessary in connection with its decision to acquire the Issued Interests.

Section 4.8       Certain Relationships. Such Equityholder is not an Affiliate of any other Equityholder.

Section 4.9      Transactions with the Group Companies. Except as set forth on Section 3.19 of the Disclosure Letter, neither such Equityholder nor any of its Affiliates is party to any Affiliate Arrangements with any Group Company other than any such Affiliate Arrangements entered into on an arms’ length basis.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER
GUARANTOR

Purchaser and Purchaser Guarantor, jointly and severally, represent and warrant to the Equityholders, as of the Effective Date and as of the Closing Date, as follows:

Section 5.1       Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2       Authorization, Validity and Execution.  Each of Purchaser and Purchaser Guarantor has all necessary power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereunder. The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party have been duly authorized by all necessary action on the part of Purchaser and Purchaser Guarantor and no other action or proceeding on the part of Purchaser or Purchaser Guarantor is necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and Purchaser Guarantor and, assuming the due execution of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of Purchaser and Purchaser Guarantor, enforceable against Purchaser and Purchaser Guarantor in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 5.3       Consents and Approvals; No Violations.  The execution, delivery and performance by Purchaser and Purchaser Guarantor of this Agreement and the Related Agreements to which it is a party, and the consummation by Purchaser and Purchaser Guarantor of the transactions contemplated hereby and thereby, will not (a) result in a violation of, conflict with or result in any breach of any provisions of the Organizational Documents of Purchaser or Purchaser Guarantor; (b) assuming compliance with the matters referred to in Section 5.4, violate any Law or Judgment of any Governmental Authority by which Purchaser or Purchaser Guarantor is bound or (c) require a consent, notice or approval under, result in a violation of, conflict with, constitute a default or result in any breach (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract to which Purchaser or Purchaser Guarantor is a party, except, with respect to clauses (b) and (c), as would not materially adversely affect the ability of Purchaser or Purchaser Guarantor to enter into and perform its obligations under this Agreement and any Related Agreement to which it is a party or consummate the transactions contemplated hereby and thereby.

Section 5.4       Governmental Authorization.  The execution, delivery and performance by Purchaser and Purchaser Guarantor of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority, other than any such action, consent, filing or notification the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of Purchaser or Purchaser Guarantor to enter into and perform its obligations under this Agreement or any Related Agreements to which it is a party or consummate the transactions contemplated hereby and thereby.

Section 5.5       Litigation.  There is no Action pending, or, to the knowledge of Purchaser and Purchaser Guarantor, threatened against Purchaser or Purchaser Guarantor, which, if decided adversely against it, would reasonably be expected to materially adversely affect its ability to enter into and perform its obligations under this Agreement or any Related Agreements to which it is a party or consummate the transactions contemplated hereby and thereby. Neither Purchaser nor Purchaser Guarantor has received written notice that it is subject to any outstanding Judgment which would be reasonably likely to interfere with, prevent, materially delay or make illegal with any of the transactions contemplated by this Agreement or any other Related Agreement to which it is a Party.

Section 5.6       Financial Capability. Purchaser and Purchaser Guarantor have, and will have available to them at the Closing, sufficient cash or other sources of immediately available funds (through existing credit agreements or otherwise) to complete each of the transactions contemplated hereby and to pay all fees and expenses of or payable by Purchaser hereunder, and any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.7       Solvency. Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, immediately after giving effect to the consummation of the transactions contemplated hereby (including any debt and equity financings being entered into in connection therewith) (a) the fair saleable value (determined on a going concern basis) of the assets of Purchaser will be greater than the total amount required to pay Purchaser’s debts (including a reasonable estimate of all contingent Liabilities), (b) Purchaser will be able to pay its debts and obligations in the ordinary course of business as they become due and (c) Purchaser will have adequate capital to carry on its businesses. In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser.

Section 5.8       Brokers.  Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, Purchaser Guarantor or any of their Affiliates.

Section 5.9       Investment Intent.

(a)               Purchaser (i) is acquiring the Purchased Interests solely for its own account, for investment only and not with a view for resale in connection with any distribution of the Purchased Interests in contravention of the Securities Act or other applicable Laws and Purchaser will not dispose of the Purchased Interests in contravention of the Securities Act or other applicable Laws, (ii) has received and read the Organizational Documents of the Group Companies and (iii) has sufficient knowledge and experience, including with respect to the industries in which the Business operates, to evaluate the merits and risks of this investment.

(b)               Purchaser acknowledges that (i) the Purchased Interests have not been registered under the Securities Act, that the Purchased Interests have not been registered under any applicable securities laws of any state or other jurisdiction and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or are sold pursuant to an exemption from such registration and (ii) none of the Equityholders, the Group Companies or any of their respective Affiliates is under any obligation to register the Purchased Interests and that no market may exist for the resale of the Purchased Interests.

(c)               Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Purchaser understands the speculative nature of an investment in the Purchased Interests and, accordingly, is able to bear the economic risk of this investment and, at the present time, could afford a complete loss of such investment.

(d)               Purchaser and its Representatives have been afforded the opportunity to ask questions of Representatives of the Equityholders and the Group Companies and have received answers to such questions, as Purchaser deems necessary in connection with its decision to acquire the Purchased Interests.

Section 5.10     R&W Insurance Policy. Purchaser has provided the Company and each Equityholder a copy of the R&W Insurance Policy as in effect on the date hereof. There has been no modification or amendment to the R&W Insurance Policy in a manner adverse to the Company or any Equityholder without the prior written consent of the Company or the adversely affected Equityholder, as applicable.

ARTICLE VI
CERTAIN AGREEMENTS

Section 6.1       Conduct of Business.

(a)               Except (w) as provided in, or required by, this Agreement, (x) as set forth in Section 6.1 of the Disclosure Letter, (y) in connection with the Phase II Expansion or (z) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), between the Effective Date and the Closing, the Company and BRS Newco will, and will cause each other Group Company to, conduct its business in all material respects in the ordinary course of business.

(b)               Without limiting the generality of Section 6.1(a), and except (x) as otherwise provided in, or required by, this Agreement, (y) as set forth in Section 6.1 of the Disclosure Letter or (z) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and BRS Newco will not, and will not permit a Group Company to, take any action that would require Purchaser’s consent under Section 2.7 or Section 3.8 of the Company A&R LLC Agreement if such agreements were in effect on the Effective Date and there had been a U.S. Steel Change of Control (as defined in such agreement), except that a Group Company shall be permitted (without the consent of Purchaser) to (i) enter into, amend and terminate Contracts with customers and suppliers in the ordinary course of business, (ii) incur indebtedness pursuant to credit arrangements in effect on the date hereof and (iii) appoint, terminate or replace executive officers (other than the Chief Financial Officer and Chief Legal Officer) as determined by the Chief Executive Officer.

Section 6.2      Access.  Prior to the Closing Date, the Company and BRS Newco will, and will cause their Affiliates to, permit Purchaser and its Representatives to have reasonable access to the management, properties, offices, personnel, Contracts, and books and records of the Group Companies during normal working hours and upon reasonable advance notice to the extent that such access is reasonably necessary to effect the transactions contemplated by this Agreement; provided, that Purchaser and its Representatives will not disrupt the normal operations of the Business or other operations or activities of the Company or its Affiliates (including the Group Companies). Notwithstanding the foregoing, (i) nothing herein will require any employee or representative of a Group Company to provide any information regarding the Business in any other format or otherwise to manipulate or reconfigure any data regarding the Business, (ii) nothing herein will require the Company or its Affiliates to provide Purchaser or its Representatives with access to or copies of (A) any information the disclosure of which would result in a loss of attorney-client or attorney work product privilege or any similar protection, (B) any information, including sensitive customer information, manufacturing processes, pricing lists or other information that relates to the Business, the disclosure of which would reasonably be expected to violate any applicable Law or the terms of any Contract to which a Group Company is a party or result in the loss of protectable interests in trade secrets of the Group Companies if the transactions contemplated by this Agreement are not consummated (provided, that the Company will use commercially reasonable efforts to provide such information in a manner that does not violate such Law or is in accordance with such Contract), (C) personnel records of the Business Employees including records relating to individual performance or evaluation records, medical histories, individual employee benefit information or other information concerning Business Employees, the disclosure of which would reasonably be expected to violate any applicable Law (provided, that the Company will use commercially reasonable efforts to provide such information in a manner that does not violate such Law), (D) any income Tax Returns of any Equityholder or any of their respective Affiliates (other than the Group Companies) and (E) any information to the extent related to the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids; and (iii) nothing contained herein will permit Purchaser to conduct any intrusive or invasive environmental sampling (including any soil, sediment and groundwater sampling).  All requests for access will be made to such Representatives of the Company as the Company will designate, who will be solely responsible for coordinating all such requests and access thereunder.  Notwithstanding the foregoing, prior to the Closing, Purchaser, Purchaser Guarantor and their Representatives shall not contact or in any other manner communicate with the customers and suppliers of the Business in connection with the transactions contemplated hereby without (1) the prior written consent of the Company, which consent may not be unreasonably withheld, delayed or conditioned, and (2) the participation of the Company in such contact or communication.

Section 6.3       Efforts to Close(a). In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their commercially reasonable efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable; provided that no Equityholder shall be required to pay or commit to pay any amounts in connection therewith (including with respect to any third party consents). Without limiting the foregoing, the Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 of the Disclosure Letter. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Purchaser’s obligation to use its commercially reasonable efforts set forth in this Section 6.3 shall not include an obligation of Purchaser to (i) propose, negotiate, offer to commit, effect or agree to by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of any assets, properties, or businesses of the Group Companies or of Purchaser’s business or of the assets, properties, or businesses to be acquired pursuant to this Agreement, (ii) terminate, modify, or assign existing relationships, Contracts, or obligations of Purchaser or of Purchaser’s business or those relating to any assets, properties, or businesses to be acquired pursuant to this Agreement, (iii) change or modify any course of conduct regarding future operations of Purchaser or of Purchaser’s business or the assets, properties, or businesses to be acquired pursuant to this Agreement or (iv) agree to any other limitation on its ability to effectively control any portion of the business of the Group Companies or of Purchaser’s business, or any limitation that would affect its ability to control the operations of any portion of the business of the Group Companies or of Purchaser’s business.

Section 6.4       Confidentiality. Each Party acknowledges that the information being provided to it in connection with the transactions contemplated hereby (including pursuant to Section 6.7) is subject to the terms of a confidentiality agreement, dated May 14, 2018, by and between Purchaser Guarantor and BRS (collectively, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference; provided that the Parties agree, on behalf of themselves and their respective Affiliates, that Purchaser Guarantor’s actual or potential financing sources listed on Exhibit 6.4 for the transactions contemplated hereby shall be deemed “Representatives” of Purchaser Guarantor thereunder.  Effective upon the Closing, the Confidentiality Agreement will terminate. Notwithstanding anything to the contrary set forth herein, each Party may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials (such as tax opinions) that are provided to it relating thereto); provided, however, that (a) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws, and (b) the foregoing does not constitute an authorization to disclose (i) the name of, or other information that would identify, any Party, or (ii) except to the extent relating to such tax treatment or tax structure, confidential commercial, financial or structural information regarding any Party or such transactions.

Section 6.5       Further Assurances.  From and after the Closing, as and when requested by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, in each case as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.6       Publicity.

(a)               None of the Parties will issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of each of the other Parties, except as may be required by applicable Law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system applicable to a Party, in which case the Party proposing to issue such press release or make such public statement will use commercially reasonable efforts to consult in good faith with the other Parties and shall allow such other Parties reasonable time to comment on such press release or public statement before issuing such press release or making such public statement.  The requirements of this Section 6.6 will be in addition to those included in the Confidentiality Agreement.

(b)               Each Party agrees that the terms of this Agreement (including any Exhibit, the Disclosure Letter and the Related Agreements) will not be disclosed or otherwise made available to the public and that copies of this Agreement will not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law (and only to the extent required by such Law), by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system applicable to such Party (and only to the extent required by such agreement or rules) or by GAAP in the preparation of financial statements that any Party or any of its Affiliates provides to third parties pursuant to contractual obligations. In the event that such disclosure, availability or filing is required by applicable Law or GAAP as described in this Section 6.6, each Party agrees to use its commercially reasonable efforts to obtain, if available, “confidential treatment” of this Agreement (including any Exhibit, the Disclosure Letter and the Related Agreements) with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Authority) and, if permitted, to redact such terms of this Agreement (including any Exhibit, the Disclosure Letter and the Related Agreements) as reasonably requested by the other Party.

Section 6.7       Cooperation

(a)               At the expense of Purchaser, BRS Newco and the Company shall, and shall cause their respective Representatives to, use commercially reasonably efforts to cooperate in connection with Purchaser’s financing for the transactions (including any offering of high yield debt securities of Purchaser) and Purchaser’s communications with its and its Affiliates existing equityholders and other investors regarding the transactions (collectively, the “Financing”), in each case, as may reasonably be requested by Purchaser in connection with obtaining the Financing necessary to complete the transactions contemplated hereby, including, without limitation, participation by management of the Group Companies, with appropriate seniority and expertise on a timely basis in a reasonable number of meetings, drafting sessions, due diligence sessions, presentations, road shows and other presentations, including presentations with rating agencies.

(b)               Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with normal operations of any Group Company; (ii) nothing in this Section 6.7 shall require cooperation to the extent that it would cause any condition to the Closing set forth in Section 7.1 or Section 7.2 to not be satisfied or otherwise cause any breach of this Agreement or could reasonably be expected to conflict with or violate any Organizational Document of any Group Company or any of their respective Affiliates or any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract; (iii) no Group Company or any of their respective Affiliates or Representatives shall be required to pay any commitment or other similar fee or incur or assume any other Liability or obligation in connection with the financings contemplated by the Financing, or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 6.7; (iv) none of the directors, managers or officers of any Group Company or any of their respective Affiliates, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained; (v) no Group Company or any of their respective Affiliates or their respective directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Financing; and (vi) no Group Company or any of their respective Affiliates shall be required to provide access to or disclose information that the Company reasonably determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, any Group Company or any of its Affiliates. Notwithstanding anything to the contrary contained herein, the condition set forth in Section 7.2(b), as it applies to the Company’s and BRS Newco’s obligations under this Section 6.7, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s or BRS Newco’s Willful Breach of its obligations under this Section 6.7.

(c)               No Group Company shall have any Liability to Purchaser in respect of any financial information or data or other information provided pursuant to this Section 6.7. Purchaser shall indemnify, defend and hold harmless each Group Company and their respective Affiliates and Representatives from and against any and all Liabilities, losses, interest, awards and judgments suffered or incurred by them in connection with the Financing and the performance of their respective obligations under this Section 6.7 and any information utilized in connection therewith. Purchaser shall, promptly upon request of the Company, reimburse any Group Company and their respective Affiliates for all out-of-pocket costs and expenses incurred by any Group Company or their respective Affiliates (including those of its Representatives) in connection with the cooperation required by this Section 6.7. For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in this Section 6.7 represent the sole obligation of the Group Companies and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing.

(d)               For the avoidance of doubt and notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom. If the Financing has not been obtained, Purchaser shall continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement, to consummate the transactions contemplated by this Agreement.

Section 6.8       Notification. Between the Effective Date and the Closing, BRS Newco and the Company will promptly upon any of the Persons named in Section 12.7(b) receiving actual knowledge thereof notify Purchaser of: (a) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Related Agreements; (b) receipt of any notice or other communication with any Governmental Authority related to or in connection with the transactions contemplated by this Agreement and the Related Agreements; (c) filing or assertion of any Actions commenced or, to the Knowledge of the Company threatened in writing against, whether civil, criminal, administrative or investigative, involving such Party or its Affiliates that, if pending on the Effective Date, would have been required to have been disclosed pursuant to this Agreement or that relate to the transactions contemplated by this Agreement and the Related Agreements; and (d) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied.

Section 6.9       R&W Insurance Policy. Purchaser shall not amend or agree to amend, or do anything that adversely affects the enforceability of, any term of the R&W Insurance Policy or that may have any effect on the Company’s, BRS Newco’s or any Equityholder’s Liability hereunder, or the provisions of the R&W Insurance Policy that waive the insurers’ rights to take subrogated action against the Company, BRS Newco or any Equityholder, and/or any of their respective directors, officers or employees, without the prior written consent of the Company or the adversely affected Equityholder, as applicable, which approval may be withheld in their respective sole and absolute discretion. Purchaser shall not consent to any subrogation claim against customers, clients or suppliers of the Group Companies without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser shall pursue the maximum recovery from insurers under the R&W Insurance Policy with respect to any indemnifiable claim and vigorously contest and resist any denial of coverage or reservation of rights with respect to any claim made under the R&W Insurance Policy, including by vigorously pursuing all available avenues of administrative and judicial remedy or appeal.

Section 6.10     Blocker Percentage. TPG may, in its sole discretion, elect to reduce the Blocker Percentage to an amount less than 2.2799% by delivering a notice to each of the Parties no later than two (2) Business Days prior to the Closing Date, which notice shall specify the reduced Blocker Percentage.

Section 6.11     Key Employee Agreements. The Company shall use commercially reasonable efforts to enter into the Key Employee Agreements as soon as reasonably practicable following the date hereof.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1       Mutual Condition.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following condition, which may be waived, in whole or in part, by the Parties:

(a)               No Prohibition. No Law or Judgment enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction shall be in effect preventing or making illegal the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”).

Section 7.2       Conditions to Purchaser’s Obligations.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Purchase Closing, of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser:

(a)               Representations and Warranties. The representations and warranties set forth in Sections 3.1, 3.2(b), 3.2(d), 3.2(f) (collectively, the “Fundamental Representations”), 4.1 and 4.2 shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing and all other representations and warranties set forth in Article III and Article IV shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing, without giving effect to materiality, Material Adverse Effect or similar qualifications (other than, in each case, any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               Covenants. Each Equityholder, the Company and BRS Newco will have performed or complied in all material respects with all of its Pre-Closing Covenants;

(c)               Officer’s Certificate. Each Equityholder, the Company and BRS Newco shall have delivered to Purchaser a certificate dated as of the Closing Date signed by an officer of such Party to the effect that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (in each case, solely with respect to the representations, warranties and covenants of such Party);

(d)               Closing Deliveries. Each Equityholder, the Company and BRS Newco shall have delivered, or caused to be delivered, to Purchaser the items and documents set forth in Sections 2.2(a) and 2.2(b);

(e)                Equityholder Consent. Each Equityholder shall have confirmed to Purchaser in writing its approval of the contribution of the Transferred Interests, the issuance of the Issued Interests, the purchase of the Purchased Interests and the waiver of all rights of first offer or similar rights under the BRS Corp. Stockholders Agreement and the Organizational Documents of BRS Newco, BRS Corp. and the Company with respect thereto;

(f)                Third Party Approvals. Receipt of the approvals from third parties as set forth on Exhibit 7.2(f) shall have been so obtained;

(g)               Restructuring Transactions. The Restructuring Transactions shall have been completed in accordance with the terms of this Agreement;

(h)               Blocker PSA. The closing of the transactions contemplated by the Blocker PSA shall have occurred or will occur substantially simultaneously with the Closing;

(i)                No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect; and

(j)                Certain Events. There shall not have occurred since the date hereof (i) a Casualty Event for which the cost of restoring the Mill to the condition immediately prior to such damage or destruction exceeds 25% of the Enterprise Value or (ii) a taking in condemnation or under right of eminent domain where the value of the Mill in the aggregate as a result of such taking is reduced by more than 25% of the Enterprise Value; and

(k)               Certain Agreements. The Company shall not have amended or terminated, or agreed to amend or terminate, the GPP Agreement, any Key Employee Agreements entered into prior to the Closing pursuant to Section 6.11, or the Non-Compete Agreement; provided, however, that the Company may terminate the employment of, or such agreement with, an individual identified on Exhibit 11.1(e) as long as the Company does not terminate, waive or release any restrictive covenants set forth in the applicable agreement.

Section 7.3      Conditions to the Equityholders’, BRS Newco’s and the Company’s Obligations. The obligation of the Equityholders, BRS Newco and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any and all of which may be waived, in whole or in part, by the Company:

(a)               Representations and Warranties.  The representations and warranties set forth in Section 5.2 shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing and all other representations and warranties set forth in Article V, without giving effect to any materiality or similar qualification, shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing (other than, in each case, any representation or warranty that by its terms addresses matters only as of another specified date, which shall be true and correct only as of such specified date), except to the extent the failure of such other representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Purchaser and Purchaser Guarantor to consummate the transactions contemplated hereby;

(b)               Covenants.  Each of Purchaser and Purchaser Guarantor will have performed or complied in all material respects with all of its Pre-Closing Covenants;

(c)               Officer’s Certificate.  Purchaser and Purchaser Guarantor shall have delivered to the Company a certificate dated as of the Closing Date signed by an officer of Purchaser and Purchaser Guarantor to the effect that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d)               No Purchaser Guarantor Change of Control. There shall not have occurred since the date hereof a Purchaser Guarantor Change of Control or Potential Purchaser Guarantor Change of Control; and

(e)               Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Company and BRS Newco the documents and payments set forth in Section 2.2(c).

ARTICLE VIII
TAX MATTERS

Section 8.1       Preparation of and Filing of Tax Returns.

(a)               The Company or BRS Newco, as applicable, will timely prepare or will cause to be timely prepared (giving effect to any validly obtained extensions) each Pass-Through Tax Return of a Group Company for any Pre-Closing Tax Period or any Straddle Period (a “Company Pass-Through Return”). All Company Pass-Through Returns shall be prepared in a manner consistent with past practices of the applicable Group Company, except as otherwise required by applicable Law. The U.S. federal Income Tax Return of each of the Company and BRS Newco for its taxable year that includes the Closing Date shall (i) include an election pursuant to Section 754 of the Code if such election is not already in effect, (ii) with respect to Purchaser’s basis step-up under Section 743(b) of the Code, include an election pursuant to Section 168(k)(7) of the Code and Treasury Regulation Section 1.168(k)-2(f)(1) to forgo any bonus depreciation available pursuant to Section 168(k) of the Code and include an election pursuant to Section 168(g)(7) of the Code to have the alternative depreciation system apply to the extent permitted by Law, and (iii) allocate items of income, gain, loss and expense between Purchaser and the Equityholders using the “interim closing method” and “calendar day convention” pursuant to Treasury Regulation Section 1.706-4.

(b)               Whenever it is necessary to determine the liability for Taxes that are payable with respect to a Straddle Period, the Taxes, if any, attributable to such Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date. Any such allocation of (i) Taxes, other than those referred to in clause (ii) below, shall be made by means of a closing of the books and records of the Group Companies as of the end of the Closing Date, provided, however, that depreciation and amortization deductions shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period, and (ii) property Taxes and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period.

Section 8.2       Deductions.

(a)               The Parties agree that any deduction in respect of or attributable to items included in the Unpaid Transaction Expenses Amount (or items that would be included in the Unpaid Transaction Expenses Amount but for the fact that they are paid prior to Closing) shall accrue for U.S. federal income tax purposes in a Pre-Closing Tax Period to the extent permitted by Law based upon a “more likely than not” level of comfort, and, in such case, the Parties agree not to take a contrary position on any U.S. federal Income Tax Return.

(b)               Unless required by applicable Law or with the prior consent of the Equityholders (not to be unreasonably withheld, conditioned or delayed), no Group Company will carry back any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date, into any Pre-Closing Tax Period.

Section 8.3       Tax Contests.

(a)                If Purchaser or a Group Company receives notice that a Taxing Authority is asserting a claim with respect to a Company Pass-Through Return after the Closing, then Purchaser or such Group Company, as applicable, will provide written notice thereof to the Equityholders.  Such notice will specify in reasonable detail the basis for such claim to the extent Purchaser or such Group Company, as applicable, is aware of such basis and will include a copy of the relevant portion of any correspondence received from the Taxing Authority; provided, however, that failure to provide notice shall not relieve the Indemnifying Party of its indemnity obligations pursuant to this Agreement, except to the extent the Indemnifying Party was materially prejudiced by such failure.

(b)               The Company shall not make any election pursuant to Treasury Regulation Section 301.9100-22.

(c)               With respect to any Tax Proceeding in respect of a Company Pass-Through Return for a taxable year of the Company or BRS Newco beginning after December 31, 2017, the Parties shall cause the Company’s or BRS Newco’s partnership representative or designated individual to timely and properly elect the application of Section 6226 of the Code (and any similar provision of state or local Law) with respect to any proposed adjustment resulting from any such Tax Proceeding, and shall not appoint any partnership representative or designated individual whom they cannot cause to make such election.

Section 8.4       Sales and Transfer Taxes.  All sales, use, value-added, goods and services, transfer, real estate transfer, documentary, conveyance or similar Taxes or expenses that may be imposed as a result of the transactions described in Article I, together with any and all penalties, interest and additions to tax with respect thereto, shall be borne equally by Purchaser, on the one hand, and the Equityholders, on the other hand. The Parties will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

Section 8.5       Purchase Price Allocation. No later than 90 days after the Closing Date, Purchaser shall deliver to the Monetizing Sponsors an allocation of the portion of the Purchase Price allocated to the Company pursuant to Section 1.3 (and any relevant Liabilities of the Company and its Subsidiaries attributable to the Purchased Interests of the Company under Section 752 of the Code and all other relevant items) as of the Closing Date among the portion of the assets of the Company and its Subsidiaries attributable to the Purchased Interests of the Company as determined in accordance with Section 755 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”) for the Monetizing Sponsors’ review. The Monetizing Sponsors shall have an opportunity to review the proposed Purchase Price Allocation for a period of twenty (20) days after receipt of the proposed Purchase Price Allocation. If the Monetizing Sponsors disagree with any aspect of the proposed Purchase Price Allocation, the Monetizing Sponsors shall notify Purchaser in writing prior to the end of such 20-day period (an “Allocation Objection Notice”), setting forth the Monetizing Sponsors’ proposed Purchase Price Allocation and specifying, in reasonable detail, any dispute as to Purchaser’s proposed Purchase Price Allocation. If the Allocation Objection Notice is duly delivered, Purchaser and the Monetizing Sponsors shall, during the 20 days following such delivery, use commercially reasonable efforts to jointly reach agreement on the disputed items or amounts in order to determine the Purchase Price Allocation. If Purchaser and the Monetizing Sponsors have not resolved all objections and agreed upon a final Purchase Price Allocation after such 20-day period ends, Purchaser and the Monetizing Sponsors shall engage the Accounting Referee to resolve any outstanding disputes, and such resolution shall be final, conclusive and binding upon each of the Parties. The fees and disbursements of the Accounting Referee shall be shared equally by Purchaser, on the one hand, and the Monetizing Sponsors, on the other hand. Any Purchase Price Allocation prepared by Purchaser if no Allocation Objection Notice has been given or as adjusted pursuant to any agreement between Purchaser and the Monetizing Sponsors or by the Accounting Referee shall be conclusive and binding on the Parties, and none of Purchaser, the Monetizing Sponsors or any of their respective Affiliates shall take any position inconsistent with such Purchase Price Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a change in applicable Law or pursuant to the good faith resolution of any Tax Proceeding. In the event of an adjustment to the Purchase Price pursuant to the terms of this Agreement, the Monetizing Sponsors and Purchaser agree to adjust the Purchase Price Allocation in a reasonable manner to reflect such adjustment.

Section 8.6      Tax Certificates. Each Monetizing Sponsor (or if such Monetizing Sponsor is a disregarded entity for U.S. federal income tax purposes, its regarded owner) shall provide to Purchaser a properly completed IRS Form W-9 certifying that such Monetizing Sponsor (or if such Monetizing Sponsor is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not subject to backup withholding.

Section 8.7      Termination of Tax Sharing Agreements. Any and all Tax allocation or Tax sharing agreements between any Group Company, on the one hand, and any Equityholder or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, no Group Company shall be obligated to make any payment pursuant to any such agreement for any past or future period.

ARTICLE IX
TERMINATION

Section 9.1      Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)               by written consent of each of the Company and Purchaser;

(b)               by the Company or Purchaser if any Closing Legal Impediment shall be in effect and shall have become final and nonappealable; provided, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement was a cause of, or resulted in, such Closing Legal Impediment;

(c)               by Purchaser if BRS Newco, the Company or any Equityholder shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2, respectively, and (ii) cannot be cured or, if capable of being cured, shall not have been cured by the earlier of (A) 30 days following receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination and (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder;

(d)               by the Company if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3, respectively, and (ii) cannot be cured or, if capable of being cured, shall not have been cured by the earlier of (A) 30 days following receipt of written notice from the Company stating its intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Company or BRS Newco is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

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(e)               by the Company or Purchaser if the Closing shall not have occurred on or prior to the end of the day on December 31, 2019 (the “Outside Date”); provided, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement was a cause of, or resulted in, the failure of the Closing to have occurred before such date.

Section 9.2      Procedure upon Termination.  In the event that this Agreement is terminated pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Parties in accordance with Section 9.1 and Section 12.5, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any Party.

Section 9.3      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no further force or effect, without any Liability on the part of any Party hereto or its Affiliates, officers, directors, members, or shareholders, other than the Liability of a Party for Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. Notwithstanding the foregoing, the provisions of Section 6.4, Section 6.6, this Article IX, Article XI, Article XII and the Confidentiality Agreement shall survive any termination of this Agreement and remain valid and binding obligations of the Parties.

ARTICLE X
SURVIVAL; INDEMNIFICATION

Section 10.1    Survival. The representations, warranties, covenants and agreements required to be performed at or prior to the Closing of the Company, BRS Newco, the Equityholders and Purchaser set forth herein shall survive the execution and delivery hereof and the Closing hereunder and thereafter until 30 days following the delivery to Purchaser of the audited balance sheet of the Company, as of December 31, 2020, and the related statements of operations, members’ deficit, and cash flows for the year then ended; provided, that (a) each of (i) the Fundamental Representations and the representations and warranties of the Company and BRS Newco set forth in Section 3.20, (ii) the Equityholder Fundamental Representations and (iii) the Purchaser Fundamental Representations shall survive until the sixth anniversary of the Closing Date and (b) the representations and warranties of the Company and BRS Newco set forth in Section 3.13 and the indemnification obligations under Section 10.2(c) shall survive until the earlier of (i) 60 days after expiration of the applicable Tax statute of limitations and (ii) the sixth anniversary of the Closing Date. Those covenants and agreements to the extent that by their terms apply or are to be performed in whole or in part after Closing shall survive in accordance with their respective terms, until performed. Notwithstanding the foregoing, any representation, warranty, covenant or agreement (and the indemnification obligations of the Parties hereto with respect thereto) that would otherwise terminate in accordance with this Section 10.1 will continue to survive until such claim for indemnification as described in the Notice of Claim has been satisfied or otherwise resolved as provided herein if in good faith a Notice of Claim shall have been given in accordance with this Article X on or prior to the expiration of the applicable survival period. Notwithstanding anything to the contrary set forth herein, with respect to the Equityholders, the representations, warranties, covenants and agreements of the Company and BRS Newco shall terminate and expire as of, and shall not survive beyond, the Closing for all purposes, including any right to Losses under any theory or cause of action, and there shall be no Liability to any Equityholder or any of its Affiliates or Representatives in respect thereof, including but not limited to liability for any inaccuracy, misrepresentation, breach of, default in, or failure to perform any such representations, warranties, covenants or agreements, whether such liability has accrued prior to, on or after the Closing, on the part of the Company, BRS Newco, their respective Affiliates or any of their respective partners, members, officers, directors, employees, agents or representatives; provided, that the foregoing shall in no way limit the remedies available to the Purchaser Indemnitees pursuant to this Article X.

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Section 10.2    Indemnification by the Company. From and after the Closing, the Company shall indemnify, defend, save and hold harmless Purchaser, its Affiliates (other than the Group Companies), equityholders, Representatives, successors and assigns (each, a “Purchaser Indemnitee” and collectively, the “Purchaser Indemnitees”) from and against any and all Losses incurred or suffered by any Purchaser Indemnitee arising out of, based upon or resulting from any of the following:

(a)               any breach of any representation or warranty of BRS Newco or the Company set forth in Article III of this Agreement;

(b)               any breach or any failure to perform by BRS Newco or the Company of any of its Pre-Closing Covenants; and

(c)              all Taxes (including those payable by reason of assumption, transferee or successor Liability, operation of Law, Treasury Regulation Section 1.1502-6 or otherwise) of, imposed on or payable by any Group Company (or any predecessor thereof) for or attributable to any Pre-Closing Tax Period (determined as provided in Section 8.1(b) for any Straddle Period), determined by assuming that the taxable year of any pass-through entity closed as of the end of the Closing Date (but excluding any Taxes to the extent resulting from a breach by Purchaser of any covenant or other agreement in Article VIII).

For purposes of this Article X, it is understood that any Loss incurred or suffered by a Group Company (x) that would be indemnifiable under Section 10.2 or 10.3 if such Group Company was a Purchaser Indemnitee will be deemed a Loss of Purchaser to the extent of 49.9% of such Loss incurred or suffered by such Group Company or (y) that would be indemnifiable under Section 10.4 if such Group Company was a Company Indemnitee will be deemed a Loss of each Equityholder to the extent of its pro rata share (based on Company ownership percentage as of immediately prior to the Closing) of 50.1% of such Loss incurred or suffered by such Group Company.

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Section 10.3    Indemnification by each Equityholder. From and after the Closing, each Equityholder shall indemnify, defend, save and hold the Purchaser Indemnitees harmless from and against any and all Losses incurred or suffered by any Purchaser Indemnitee arising out of, based upon or resulting from any of the following:

(a)               any breach of any Equityholder Fundamental Representation of such Equityholder; and

(b)               any breach or any failure to perform by such Equityholder of any of its Pre-Closing Covenants.

No Equityholder shall have any liability for any breach or failure to perform by any other Equityholder, the Company or BRS Newco or for any Fraud committed by any other Equityholder, the Company or BRS Newco.

Section 10.4    Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, defend, save and hold the Company, BRS Newco, the Equityholders and their respective Affiliates, equityholders, Representatives, successors and assigns (collectively, the “Company Indemnitees”) harmless from and against any and all Losses incurred or suffered by the Company Indemnitees arising out of, based upon or resulting from any of the following:

(a)               any breach of any Purchaser Fundamental Representation; and

(b)               any breach or any failure to perform by Purchaser of any of its Pre-Closing Covenants.

Section 10.5    Limitations on Indemnification.

(a)               Except with respect to Sections 3.5(b)(iii), 3.5(c), 3.5(h), 3.6(b)(i), 3.9(a) and 3.14(a), when determining whether there has been any breach of any representation or warranty made by BRS Newco or the Company for purposes of this Article X, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality, “all material respects” or Material Adverse Effect or other similar qualification contained in such representation or warranty.

(b)               Except with respect to Sections 3.5(b)(iii), 3.5(c), 3.5(h), 3.6(b)(i), 3.9(a) and 3.14(a), for purposes of calculating Losses hereunder, each representation and warranty made by BRS Newco or the Company contained in this Agreement shall be read without regard and without giving effect to any materiality, “all material respects” or Material Adverse Effect or other similar qualification contained in such representation or warranty.

(c)               The Company shall not have any Liability pursuant to Sections 10.2(a) or 10.2(b) for any Losses unless and until the aggregate amount of all such Losses to which Purchaser Indemnitees are entitled to indemnification under Section 10.2(a) and 10.2(b) exceeds $4,350,000 (the “Basket”), in which event the Company shall be liable for indemnification pursuant to Sections 10.2(a) and 10.2(b) for all such Losses in excess of the amount of the Basket, up to but not exceeding $4,350,000 in the aggregate (but net of any amounts previously paid with respect to any other indemnification claims pursuant to Sections 10.2 and 10.3) (the “General Indemnity Cap”); provided, that (i) the Basket shall not apply with respect to Losses resulting from (A) breaches of Fundamental Indemnity Representations, (B) Section 10.2(c) or (C) Fraud by the Company or BRS Newco; (ii) the General Indemnity Cap shall not apply with respect to Losses resulting from (A) breaches of Fundamental Indemnity Representations or any Uncovered Breach of the Excluded Representations, (B) Section 10.2(c) or (C) Fraud by the Company or BRS Newco; (iii) the maximum Liability of the Company with respect to Losses resulting from (A) breaches of Fundamental Indemnity Representations, (B) indemnification under Section 10.2(c) or (C) Fraud shall be $27,550,000 in the aggregate (the “Fundamental Indemnity Cap”); and (iv) the maximum Liability of the Company with respect to (A) Losses for which Purchaser Indemnitees are entitled to indemnification under Section 10.2(b) or (B) any Uncovered Breach of the Excluded Representations, shall be $23,200,000 in the aggregate (the “Covenant and Exclusion Indemnity Cap”). In determining whether the General Indemnity Cap, Fundamental Indemnity Cap or Covenant and Exclusion Indemnity Cap have been met, all Liabilities for Losses pursuant to Section 10.2 shall be aggregated.

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(d)               With respect to indemnification claims made under Section 10.2(a) (other than with respect to a breach of a Fundamental Indemnity Representation), the following order of recovery shall apply: (i) first, from the Company, up to the General Indemnity Cap (but subject to the Basket and net of any amounts previously paid with respect to any other indemnification claims pursuant to Sections 10.2 and 10.3); (ii) second, from the R&W Insurance Policy, and (iii) third, with respect to an Uncovered Breach of an Excluded Representation, from the Company up to the Covenant and Exclusion Indemnity Cap (taking into account any amounts paid under clause (i) above). With respect to indemnification claims made under Section 10.2(a) with respect to breaches of Fundamental Indemnity Representations or Fraud or made under Section 10.2(c), the following order of recovery shall apply: (i) first, from the Company up to $8,700,000 in the aggregate (but net of any amounts previously paid with respect to any other indemnification claims pursuant to Sections 10.2 and 10.3); (ii) second from the R&W Insurance Policy; and (iii) third, with respect to an Uncovered Breach of a Fundamental Indemnity Representation, indemnification under Section 10.2(c) or Fraud, from the Company up to the Fundamental Indemnity Cap (taking into account any amounts recovered under clause (i) above).

(e)               An Equityholder shall not have any Liability pursuant to Section 10.3(b) for any Losses unless and until the aggregate amount of all such Losses to which Purchaser Indemnitees are entitled to indemnification from such Equityholder under Section 10.3(b) exceeds $4,350,000 in the aggregate (the “Equityholder Basket”), in which event such Equityholder shall be liable for indemnification pursuant to Section 10.3(b) for all such Losses in excess of the amount of the Equityholder Basket, up to but not exceeding $4,350,000 in the aggregate (but net of any amounts previously paid with respect to any other indemnification claims pursuant to Sections 10.2 and 10.3). With respect to indemnification claims made under Section 10.3(a) or claims for Fraud by any Equityholder, the following order of recovery and limitations shall apply: (i) first, from the applicable Equityholder, up to $8,700,000 in the aggregate (but net of any amounts previously paid by (x) any Equityholder with respect to any other indemnification claims pursuant to Sections 10.2 and 10.3 and (y) TPG Growth with respect to any indemnification claims pursuant to Section 9.2 of the Blocker PSA); (ii) second, from the R&W Insurance Policy; and (iii) third, with respect to an Uncovered Breach or Fraud, from such Equityholder. The maximum Liability of a Monetizing Sponsor pursuant to Section 10.3(a) or for such Monetizing Sponsor’s Fraud shall be the portion of the Purchase Price paid to such Monetizing Sponsor, and the maximum Liability of a Continuing Sponsor pursuant to Section 10.3(a) or for such Continuing Sponsor’s Fraud shall be the portion of the Purchase Price that such Continuing Sponsor would have been paid had all Equityholders sold their Equity Interests in BRS Newco and the Company pursuant to this Agreement on a pro rata basis at the same price per unit as applied to the Monetizing Sponsors.

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(f)               Notwithstanding anything herein to the contrary, in the event any Party or any other Indemnified Party is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances for which such Person has received payment or another benefit under one of those provisions, in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. In furtherance of the foregoing, any liability for indemnification hereunder shall be without duplication by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement, and any fact or circumstance for which an amount has been included in the Final Statement shall not be the basis for any claims for Losses under this Article X to the extent of such amount.

(g)               Purchaser shall not have any Liability pursuant to Section 10.4(b) for any Losses unless and until the aggregate amount of all such Losses to which Company Indemnitees are entitled to indemnification from Purchaser under Section 10.4(b) exceeds $4,350,000 (the “Purchaser Basket”), in which event Purchaser shall be liable for indemnification pursuant to Section 10.4(b) for all such Losses in excess of the amount of the Purchaser Basket, up to but not exceeding $4,350,000 in the aggregate. The maximum Liability of Purchaser pursuant to Section 10.4(a) or for Purchaser’s Fraud shall be the Purchase Price.

(h)               The amount of any Losses subject to indemnification under this Article X shall be calculated net of (i) any insurance proceeds and any indemnity, contribution or other similar payment from a third party actually received by the Indemnified Party or, in the case of indemnification pursuant to Section 10.2 or Section 10.3, 49.9% of any such proceeds actually received by a Group Company relating to the subject of the claim for indemnification (net of any costs of recovery and any increase in premiums) and (ii) all related reserves properly accrued and directly related to the specific matter subject to indemnification on the Final Statement in the amount reflected in the final Purchase Price. In the event that any insurance proceeds or third party payments are received by the Indemnified Party or, in the case of indemnification pursuant to Section 10.2 or Section 10.3, a Group Company, with respect to a Loss for which any Indemnified Party has been indemnified pursuant to this Article X, then a refund equal to the amount of such insurance proceeds (net of any costs of recovery and any increase in premiums) or third party payment (or 49.9% of such amount, in the case of any such amounts received by a Group Company) shall be made to the Indemnifying Party that made such payments to the relevant Indemnified Party. The Indemnified Party shall use its good faith efforts to obtain recoveries from insurers and other third parties in respect of this Article X; provided that obligations to pursue claims against the R&W Insurance Policy shall be as set forth in Section 6.9. The amount of any Losses subject to indemnification under this Article X shall be reduced by any reduction in any Taxes actually realized as a result of such Loss equal to the positive difference, if any, between (1) the Indemnified Party’s cash liability for Taxes in the year the Loss is incurred not taking into account such Loss or the corresponding indemnity payment under this Agreement or payment under the R&W Insurance Policy of such Loss, and (2) the Indemnified Party’s cash liability for Taxes in such year taking into account the Loss and taking into account any Tax cost (including taxable income) realized by the Indemnified Party as a result of the corresponding indemnity payment under this Agreement or payment under the R&W Insurance Policy on account of such Loss, with the Loss treated as the last item of expense or deduction realized for such year.

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(i)              Each Indemnified Party shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, that no Indemnified Party shall be required to take any action that would interfere in more than a de minimis amount with the operation of its business, or the operation of the business of the Group Companies.

(j)              If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article X and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 10.6    Terms and Conditions Relating to Indemnification.

(a)               If an Indemnified Party desires to seek indemnification under this Article X against the Person(s) required to provide indemnification under this Article X (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by providing a written notice (the “Notice of Claim”) to the Indemnifying Party or Parties stating, in reasonable detail, the nature and basis of such claim and all supporting documentation. The Notice of Claim shall be provided to the Indemnifying Party as soon as practicable (and in any event not later than 30 days) after the Indemnified Party becomes aware of an indemnifiable claim. Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Claim, or any failure to provide a Notice of Claim in a timely manner shall not relieve any Indemnifying Party from any Liability that it may have to the Indemnified Party under this Article X, except to the extent that the ability of such Indemnifying Party to defend such claim is actually and materially prejudiced by the Indemnified Party’s failure to give such Notice of Claim. If the Notice of Claim relates to a Third Party Claim, the procedures set forth in Section 10.6(b) shall be applicable. If the Notice of Claim does not relate to a Third Party Claim, the Indemnifying Party shall have 30 days from the date of receipt of such Notice of Claim to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Claim, as the case may be, by delivering written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Claim within such 30 day period, the Indemnifying Party shall be deemed to have agreed to the Notice of Claim and, subject to the limitations and procedures set forth in this Article X, shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Claim to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection and the Indemnifying Party and the Indemnified Party do not settle such dispute within 30 days after the Indemnified Party’s receipt of such notice of objection, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this Article X.

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(b)               Promptly (and in any event within 30 days) after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any Action by a third party (a “Third Party Claim”) in respect of which the Indemnified Party shall seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party and provide the Indemnifying Party with all materials delivered to it by such third party; provided, that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to the Indemnified Party under this Article X, except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is actually and materially prejudiced by the Indemnified Party’s failure to give such notice. In no event shall the Indemnified Party admit any Liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party. With respect to any such Third Party Claim, the Indemnifying Party shall have the right in the name of and on behalf of the Indemnified Party to (at the expense of the Indemnifying Party) take such action as it deems necessary to avoid, dispute, defend, investigate, appeal or make counter-claims pertaining to any such Third Party Claim (at the expense of the Indemnifying Party) through counsel chosen by the Indemnifying Party by notifying the Indemnified Party within 30 days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate (but not control), at its own expense, in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party (at the expense of the Indemnifying Party) shall have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by counsel that there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to any Indemnifying Party or if there is otherwise a conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. Each Party agrees to render to the other parties such assistance as may reasonably be requested in connection with, and shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any such Third Party Claim, which assistance shall include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may not settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such Third Party Claim. Notwithstanding the foregoing, the insurer under the R&W Insurance Policy shall have the right to assume control of a Third Party Claim as set forth in the R&W Insurance Policy and any recovery with respect to such Third Party Claim shall also be applied to mitigate any claim for indemnification against the Indemnifying Party.

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(c)               After written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 10.6(b), and except if the Indemnifying Party does not comply with its obligations pursuant to the penultimate sentence of this Section 10.6(c) (in which case the Indemnifying Party shall be liable for such costs and fees). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within 30 days after the receipt by the Indemnifying Party of the notice required pursuant to Section 10.6(b) as provided above, the Indemnified Party shall have the right to defend such Third Party Claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party if such Third Party Claim is actually an indemnifiable claim hereunder. The party controlling the defense of any Third Party Claim shall in any event defend any such matters vigorously and in good faith.

(d)               To the extent of any inconsistency between the provisions of Article X and Article VIII, the provisions of Article VIII shall control with respect to Tax matters.

Section 10.7    Payment. Upon a determination of liability under this Article X, to the extent, if any, that the Indemnifying Party is liable for an amount, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute.

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Section 10.8    Knowledge. The Purchaser Indemnitees shall not be entitled to indemnification under this Article X with respect to any Loss arising out of or resulting from any Breach (as defined in the R&W Insurance Policy) of which any of the Deal Team Members (as defined in the R&W Insurance Policy) had Actual Knowledge (as defined in the R&W Insurance Policy) as of the date hereof or as of the Closing Date.

Section 10.9    Exclusive Remedy. From and after the Closing, the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement and the transactions contemplated hereby (other than (i) disputes required to be resolved pursuant to Section 1.5, (ii) claims for Fraud against the Party committing Fraud, (iii) claims for breaches of the Company’s, BRS Newco’s, the Equityholders’ or Purchaser’s post-closing covenants and (iv) equitable remedies in accordance with Section 12.13 relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby) shall be pursuant to the indemnification provisions of this Article X (subject to the terms, conditions, limitations and restrictions herein), and each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action, whether in contract, tort, strict liability, equitable remedy, based on a statute (including Environmental Laws) or otherwise, that it may have against any other Party or, without limiting the generality of Section 12.15, their respective Related Parties with respect to such matters or otherwise.

Section 10.10  Characterization of Indemnification Payments. The Parties agree to treat any payment under this Article X as an adjustment to the Purchase Price for tax purposes except as otherwise required by applicable Law.

Section 10.11  Amount of Losses. The determination of the dollar amount of any Losses subject to indemnification under this Article X shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis. The calculation of Loss with respect to an indemnification claim made pursuant to Section 10.2 shall not include any gross up, additional payment or other adjustment for the fact that payment of any such Loss is made by the Company or BRS Newco. Notwithstanding the foregoing, nothing herein will limit the obligation of any party to issue, or limit Purchaser’s right to enforce, any promissory note pursuant to Section 9.6 of the Company A&R LLC Agreement or the BRS Newco A&R LLC Agreement.

ARTICLE XI
CERTAIN DEFINITIONS

Section 11.1  Certain Definitions.  The following terms, as used in this Agreement, have the following meanings:

“Action” means any action, claim, complaint, charge, demand, hearing, inquiry, review, suit, arbitration, investigation, audit or proceeding, in each case, by or before any Governmental Authority.

“Adjustment Escrow Account” means the account established under the Escrow Agreement to settle amounts payable to Purchaser pursuant to Section 1.5(e)(i).

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“Adjustment Escrow Amount” means the product of (x) $17,500,000 and (y) the Blocker Reduction.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.  For purposes of the foregoing, (a) for all periods prior to the Closing, neither Purchaser or Purchaser Guarantor, on the one hand, nor the Group Companies, on the other hand, will be treated as an Affiliate of the other, and (b) for all periods after the Closing, neither an Equityholder, on the one hand, nor the Group Companies, on the other hand, will be treated as an Affiliate of the other.

“Affiliate Arrangements” means (a) all Contracts between an Equityholder or any of its Affiliates (other than a Group Company), on the one hand, and a Group Company, on the other hand and (b) all Contracts (other than employment Contracts) between any director, officer or member of an Equityholder or any of their respective Affiliates (other than a Group Company), on the one hand, and a Group Company, on the other hand, in each case of clause (a) and (b) which is currently in effect.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other similar laws or regulations concerning or relating to bribery or corruption, as applicable.

“Blocker Percentage” means 2.2799% or such lower percentage specified by TPG pursuant to Section 6.10, which shall represent the percentage of the issued and outstanding Class A Common Units and Preferred Units of each of the Company and BRS Newco to be held by TPG Blocker as of the Closing.

“Blocker Reduction” means the Non-Blocker Monetizing Sponsor Percentage divided by 49.9%.

“BNSF Arrangement” means the transactions contemplated by the Volume Agreement, dated June 23, 2014, as amended, between BNSF Railway Company and BRS and the BNSF Contribution Agreement.

“BNSF Contribution Agreement” means the Contribution Agreement, dated June 23, 2014, as amended, between BNSF Railway Company and the Company.

“BRS” means Big River Steel LLC, a Delaware limited liability company.

“BRS Corp. Stockholders Agreement” means the Stockholders Agreement of BRS Corp. effective June 30, 2014.

“BRS Newco A&R LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of BRS Newco to be entered into on the Closing Date pursuant to Section 2.2 hereof, substantially in the form of the Company A&R LLC Agreement, with such changes as are indicated therein as applicable to the BRS Newco A&R LLC Agreement, and otherwise incorporating the terms of the Company A&R LLC Agreement, mutatis mutandis.

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“Business” means the manufacture, distribution and sale of flat-rolled steel.

“Business Combination” has the meaning set forth in the definition of “Purchaser Guarantor Change of Control.”

“Business Day(s)” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are required to or may be closed.

“Business Employee” means each individual who is employed by a Group Company.

“Business IP” means any Intellectual Property owned by or licensed to a Group Company.

“Business Plan” means the business plan attached hereto as Exhibit 11.1(a).

“Capital Expenditures” means all expenditures made by the Group Companies for the acquisition, leasing, construction, development or improvement of assets or additions to equipment (including replacement, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its Subsidiaries in accordance with the Company Accounting Principles.

“Cash” means the consolidated cash and cash equivalents (including marketable securities and short-term investments) of the Group Companies, calculated on a consistent basis with the line items set forth on Exhibit 11.1(b) under the heading “Cash”, as of immediately prior to the Closing as determined in accordance with the Company Accounting Principles. Notwithstanding the previous sentence, cash on hand shall (a) be calculated net of uncleared checks and drafts issued by the Group Companies (to the extent a corresponding amount has been released from accounts payable) and (b) include uncleared checks and drafts received or deposited for the account of the Group Companies (to the extent a corresponding amount has been reduced from accounts receivable). In determining Cash as of the Closing Date, Cash shall not be reduced by the Company Transaction Bonus Amount or the Company Unpaid Transaction Expenses Amount.

“Casualty Event” means damage or destruction by fire, hurricane or other casualty of the Mill.

“Closing Adjustment” means an amount equal to: (a) (i) the Non-Blocker Monetizing Sponsor Percentage multiplied by (ii) the sum of (A) the Working Capital Adjustment (which may be a negative number), plus (B) Cash, plus (C) the Phase II Cap Ex Amount, minus (D) Outstanding Indebtedness; minus (b) the Blocker Reduction multiplied by the sum of (i) the Seller Unpaid Transaction Expenses Amount, plus (ii) the Seller Transaction Bonus Amount.

“Closing Net Working Capital” means Net Working Capital as of immediately prior to the Closing; provided, that if Net Working Capital as of immediately prior to the Closing is (a) greater than or equal to $165,000,000, then Closing Net Working Capital shall equal $165,000,000, or (b) less than or equal to $135,000,000, then Closing Net Working Capital shall equal $135,000,000.

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“Closing Payment” means an amount equal to the Base Purchase Price, minus the Adjustment Escrow Amount, plus the Estimated Closing Adjustment (if the Estimated Closing Adjustment is positive) or minus the absolute value of the Estimated Closing Adjustment (if the Estimated Closing Adjustment is negative).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated August 23, 2017, among BRS, the other grantors from time to time party thereto, Goldman Sachs Bank USA, U.S. Bank National Association, First Security Bank, Stonebriar Commercial Finance LLC, and the other parties thereto.

“Commonly Controlled Entity” means any Person that together with a Group Company or any of its Affiliates is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company A&R LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, substantially in the form attached hereto as Exhibit 11.1(c), to be entered into on the Closing Date pursuant to Section 2.2 hereof.

“Company Accounting Principles” means GAAP, as applied using the same accounting methods, policies, principles, practices and procedures (including the same classifications, judgments and estimation methodologies) as were used in the preparation of the Company Financial Statements, including those methods, policies, principles, practices and procedures set forth on Exhibit 11.1(f). In the event of a conflict between GAAP and the Company Accounting Principles, the Company Accounting Principles shall control.

“Company Transaction Bonus Amount” means the Transaction Bonus Amount, less the sum of (a) the Seller Transaction Bonus Amount plus (b) the amount paid by Purchaser to the Company pursuant to Section 2.3.

“Company Unpaid Transaction Expenses Amount” means the amount, if any, by which the Unpaid Transaction Expenses Amount exceeds the Seller Capped Expense Amount.

“Continuing Directors” has the meaning set forth in the definition of “Purchaser Guarantor Change of Control.”

“Continuing Sponsor” means CSEI or Pinnacle.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment or arrangement, whether written (including in electronic form) or oral.

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“Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, including any withdrawal liability to a Multiemployer Plan related to events on or prior to the Closing, regardless of when such withdrawal liability is assessed, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“CSEI” means Consolidated Steel Equity Investors, LLC, a Delaware limited liability company.

“CSEI Pref” means CSEI Preferred Holdings LLC, a Delaware limited liability company.

“Disclosure Letter” means the disclosure letter delivered by the Company to Purchaser dated the Effective Date.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Employee Benefit Plan” means (a) an employee benefit plan (as such term is defined in Section 3(3) of ERISA or similar Laws in other countries), other than a Multiemployer Plan, (b) other plans, agreements or arrangements providing welfare (including health, dental, vision, life and disability), pension, retirement, change of control, retention, severance, deferred compensation, or vacation payments or benefits, (c) profit-sharing, bonus, stock option or stock appreciation plans, agreements or arrangements or similar forms of incentive compensation, and (d) employment agreements or similar arrangements, in each case sponsored, maintained, contributed to or entered into or required to be sponsored, maintained, contributed to or entered into by any Group Company for the benefit of any Participant or any beneficiary or dependent thereof or under which any Group Company has any Liability with respect to any Participant.

“Encumbrances” means options, pledges, security interests, liens, mortgages, deeds of trust, deeds to secure debt, options to purchase, or similar rights or options, easements, servitudes, charges, claims or other third party rights (including rights of first refusal or first offer), restrictions, right of ways, easements, or title defects or encumbrances of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Enterprise Value” means $2,325,000,000.

“Environmental Laws” means Laws relating to (a) the protection of the environment, (b) emissions, discharges, or Releases of Hazardous Substances into or through the environment or (c) the identification, generation, manufacture, processing, distribution, labeling, migration, use, treatment, storage, disposal, recovery, transport or other handling of, or exposure to, Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Clean Air Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act and the Oil Pollution Act of 1990, all as amended from time to time, together with all state, local or other similar or analogous Laws promulgated or issued by any Governmental Authority and any implementing regulations with respect thereto.

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“Environmental Permits” means all Permits required under Environmental Law for the conduct of the Business.

“EPC Contract” means the Equipment Procurement Contract for Expansion Phase among BRS, SMS Group GmbH and SMS Site Services Inc., dated as of July 30, 2018.

“Equity Interests” means any capital stock, partnership, membership or other equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights) of a Person.

“Equityholder Fundamental Representations” means the representations and warranties contained in Sections 4.1, 4.2 and 4.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Representations” means (a) Section 3.14 as it relates to any monetary amount by which any unfunded or underfunded Employee Benefit Plans are unfunded or underfunded, and (b) Section 3.16 solely as it relates to any pollution matters that are not covered by the R&W Insurance Policy.

“Excluded Transaction” has the meaning set forth in the definition of “Purchaser Guarantor Change of Control.”

“Export Laws” means all U.S. and foreign export control laws and regulations, including, without limitation, the Export Administration Regulations administered by the Bureau of Industry and Security and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls.

“Forecasted Estimated Closing Adjustment” means (a) the Non-Blocker Monetizing Sponsor Percentage multiplied by negative $915,816,809 less (b) the Blocker Reduction multiplied by the Seller Capped Expense Amount.

“Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties in Article III, Article IV or Article V, as modified by the Disclosure Letter, provided that at the time such representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy of such representation or warranty, (c) such Party had the specific intent to deceive another Party as an inducement to enter into this Agreement and (d) the other Party acted in reliance on such materially inaccurate representation or warranty and suffered or incurred financial injury or other damages as a result of such reliance.  For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

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“Fundamental Indemnity Representations” means the Fundamental Representations and the representations and warranties set forth in Section 3.13 and Section 3.20.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GCP/BRS” means GCP/BRS Investors, LLC, a Delaware limited liability company.

“Government Incentives” means the grants and economic incentives provided to the Group Companies by the State of Arkansas, directly or through the Arkansas Development Finance Authority or other agencies or related entities, Mississippi County, Arkansas and the City of Osceola, Arkansas, including the payment in lieu of taxes arrangement with the City.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, approvals, waivers, registrations, permits, orders, clearances, terminations or expirations of waiting periods, or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means (a) any national, federal, state, county, municipal or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, (c) any stock exchange or similar self-regulatory organization and (d) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“Group Companies” means BRS Newco, BRS Corp., the Company and each Subsidiary of the Company.

“H2G Agreement” means the Supply of Compressed/Instrument Air Agreement, dated July 17, 2015, between BRS and H2G, LLC.

“Hazardous Substance” means any chemical, pollutant, contaminant, waste, substance or material, or any mixture thereof, that is regulated by, subject to, or deemed hazardous or toxic under any Environmental Law, including asbestos and asbestos-containing materials, chlorinated solvents, metals, polychlorinated biphenyls (PCBs), lead, radon and other radioactive substances, urea formaldehyde, waste oil and petroleum products and by-products.

“Income Tax Return” means any Tax Return for U.S. federal, state or local or foreign net income or capital gain Taxes (but not any withholding Taxes or payroll, employment or employee Taxes).

“Incumbent Board” has the meaning set forth in the definition of “Purchaser Guarantor Change of Control.”

“Indemnified Party” means a Person entitled to indemnification under Article X.

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“Intellectual Property” means any (a) patents, including all letters patents, design patents, and utility patents, utility models, and community designs, (b) common law and registered trademarks, service marks, trade names, brand names, trade dress, slogans, logos, internet domain names, social media identifiers, together with all goodwill associated therewith, (c) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information, whether tangible or intangible, whether or not patented or patentable, (d) copyrights, writings, works of authorship, other copyrightable works and works in progress, and the rights to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works of all works of authorship, (e) computer programs and other computer software (whether in source code, object code, or other form), databases, plugins, libraries, APIs, interfaces, algorithms, compilations and data, technology supporting the foregoing and all instructions and documentation, including user manuals and training materials, related to any of the foregoing, (f) all other intellectual property rights, (g) all registrations and applications for registration of any of the foregoing, and (h) any renewals, extensions, provisionals, continuations, continuations-in-part, divisionals, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

“IP Cross-License Agreement” means that certain Intellectual Property Cross-License Agreement, substantially in the form attached hereto as Exhibit 11.1(d), to be entered into on the Closing Date pursuant to Section 2.2 hereof.

“Issued Interests” means the Class A Common Units, Class B Common Units or Preferred Units of the Company and the Class A Common Units, the Class B Common Units or Preferred Units of BRS Newco to be issued to the Equityholders as set forth opposite the name of such Equityholders on Exhibit A attached hereto.

“IT Systems” means computers, software, servers, workstations, electronic devices, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment, whether owned or leased by, or licensed to, a Group Company.

“Judgment” means any judgment, award, order, writ, injunction, treaty, legally binding agreement, stipulation or decree of or with a Governmental Authority.

“Key Employee Agreements” means the retention awards or addendums to the employment agreements substantially in the form attached hereto as Exhibit 11.1(e) that the Company will use commercially reasonable efforts to enter into with the individuals identified on Exhibit 11.1(e), pursuant to Section 6.11, prior to the Closing.

“KM BRS” means KM BRS, LLC, a Delaware limited liability company.

“Law” means any statute, law, ordinance, rule, regulation, code, Judgment and any other binding requirement or determination promulgated by any Governmental Authority.

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“Liability” means any and all debts, claims, liabilities, obligations, commitments, damages, fines, penalties, costs or expenses.

“Loan Documents” means (a) the Indenture, dated August 23, 2017, among Big River Steel LLC, BRS Finance Corp., BRS Intermediate Holdings LLC and U.S. Bank National Association, (b) the Credit Agreement, dated August 23, 2017, among Big River Steel LLC, BRS Intermediate Holdings LLC, Goldman Sachs Bank USA and the other lenders party thereto, (c) the ABL Credit Agreement, dated August 23, 2017, and the related documents, among Big River Steel LLC, BRS Intermediate Holdings LLC, Goldman Sachs Bank USA and the other lenders party thereto, (d) the Bond Financing Agreement, dated May 31, 2019, and the related documents, among Arkansas Development Finance Authority, Big River Steel LLC, BRS Finance Corp. and BRS Intermediate Holdings LLC, (e) the Master Sub-Sublease Agreement, dated September 8, 2016, between Big River Steel LLC and Stonebriar Commercial Finance LLC, as amended by Omnibus Amendment, dated October 23, 2017, (f) the Loan Agreement, dated September 8, 2016, and related documents, between Big River Steel LLC and First Security Bank, as amended by Amendment No. 1 to Loan Agreement, dated December 1, 2016, and Omnibus Amendment to Loan Documents, dated August 23, 2017, and (g) the Amended and Restated Loan Agreement, dated October 25, 2017, among Pine State Opportunity Partners I, LP, Pine State Opportunity Partners II, LP, Pine State Capital, LLC and the Company.

“Losses” means any losses, damages, deficiencies, liabilities, assessments, fines, penalties, judgments, costs, disbursements, fees, expenses or settlements of any kind or nature, including reasonable legal, accounting and other professional fees and expenses, including (x) solely to the extent that they are a reasonably foreseeable consequence of such breach, (a) incidental, consequential or indirect Losses, or (b) punitive or special Losses, Losses based on lost profits, diminution in value or loss in value, or Losses that are based on a multiple of earnings or other metric or (y) Losses that are awarded and paid to a third party with respect to a Third Party Claim as to which a Party is entitled to indemnification under this Agreement.

“Material Adverse Effect” means any state of facts, change, effect, event or condition (each, an “Effect”) (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Group Companies, taken as a whole or (ii) would prevent or materially impair the ability of BRS Newco, the Company or the Equityholders to consummate the transactions contemplated by this Agreement and the Related Agreements by the Outside Date; provided, however, that for the purposes of clause (i), “Material Adverse Effect” shall not include any Effect resulting or arising from: (a) the execution, announcement or pendency of the transactions contemplated by this Agreement and the Related Agreements, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees; (b) conditions affecting the steel industry, the U.S. or global economy as a whole or the markets in which a Group Company operates; (c) any change in applicable Laws or the interpretation thereof; (d) any change in GAAP or other accounting requirements or principles or any change in related Laws or the interpretation thereof; (e) any national or international political or social conditions, including changes in or repeal or institution of tariffs or an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States; (f) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any market index or any change in interest or exchange rates); (g) any hurricane, earthquake, flood or other natural disasters; (h) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the Effective Date (provided, that this clause (h) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); (i) any action taken by any Group Company that is contemplated or permitted by this Agreement and the Related Agreements; or (j) any actions taken or not taken by (i) Purchaser, Purchaser Guarantor or their Affiliates or (ii) an Equityholder or a Group Company at the request, direction or with the consent of Purchaser, Purchaser Guarantor or their Affiliates, but in the case of clauses (b), (c), (d), (e), (f), and (g), only to the extent any such Effects do not have a disproportionate adverse impact on the Business relative to other Persons in the industries in which the Business operates.

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“Mill” means the flat-rolled steel mill and related facilities located in Mississippi County, Arkansas owned and operated by the Company’s Subsidiaries that produces carbon and electrical grades of steel.

“Net Working Capital” means (a) the sum of the total current assets of the Group Companies calculated as of the applicable date using only the general ledger accounts included on Exhibit 1.5(g) minus (b) the sum of the total current liabilities of the Group Companies calculated as of the applicable date using only the general ledger accounts included on Exhibit 1.5(g) in each case, calculated in accordance with the Net Working Capital Principles; provided, however, that total current assets will not include (without duplication) any (w) Cash, (x) deferred tax assets, (y) accounts receivables associated with interest income or (z) related party accounts receivable and accounts payable among any of the Group Companies and total current liabilities will not include (without duplication) (i) any item included in Outstanding Indebtedness, (ii) any items included in the Unpaid Transaction Expenses Amount or the Transaction Bonus Amount, (iii) the Government Incentives, (iv) current and deferred tax liabilities, (v) Liabilities related to the BNSF Arrangement (other than accounts payable incurred in the ordinary course of business), (vi) deferred revenue and (vii) any accounts payable and accrued expenses related to the Phase II Cap Ex Amount.

“Net Working Capital Principles” means the Company Accounting Principles, except to the extent modified by the accounting methods, policies, principles, practices and procedures (including classifications, judgments and estimation methodologies) described in Exhibit 11.1(f) or used in the preparation of Net Working Capital as set forth on such Exhibit. In the event of a conflict between the Company Accounting Principles and any accounting methods, policies, principles, practices and procedures (including classifications, judgments and estimation methodologies) described in Exhibit 11.1(f), the items in Exhibit 11.1(f) shall control.

“New Board” has the meaning set forth in the definition of “Purchaser Guarantor Change of Control.”

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“Non-Blocker Monetizing Sponsor Percentage” means 49.9% minus the Blocker Percentage.

“Non-Compete Agreement” means the non-competition agreement to be entered into by each Monetizing Sponsor and the Company on the date hereof and to be effective as of the Closing.

“Note Interests” means an Equityholder’s interest in the Note, dated May 30, 2019, in the principal amount of $290,000,000 issued by the Company to the Equityholders.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, with respect to any Person, the articles of association, certificate of incorporation, bylaws, limited liability company agreement or similar organizational documents of such Person.

“Outstanding Indebtedness” means the following Liabilities, without duplication, of the Group Companies: (a) all Liabilities for borrowed money, whether evidenced by bonds, debentures, notes or similar instruments, including any interest thereon (including for the avoidance of doubt, all Liabilities under the BNSF Contribution Agreement (other than accounts payable in the ordinary course of business) and the Pinnacle Note); (b) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, but only to the extent of the obligation actually drawn down or borrowed; (c) all Liabilities in respect of cash or bank overdrafts to the extent not already netted out in the calculation of Cash; (d) all lease obligations that are required to be capitalized in accordance with GAAP (other than the TMS Service Agreement and provided, that only such capitalized amount shall be considered Outstanding Indebtedness hereunder) and all sale and leaseback obligations; (e) to the extent not released and canceled as of the Closing, guarantees of any such Liabilities of any other Person; (f) an amount equal to the sum of any amounts that would be properly accrued as current liabilities for income Taxes on the balance sheet of BRS Corp. and the consolidated balance sheet of the Company and its Subsidiaries in accordance with the Company Accounting Principles; (g) the Watco Call Amount; (h) customer prepayments; (i) factored receivables; and (j) all penalty payments, premiums, charges, yield maintenance amounts and other expenses (I) payable as a result of or in connection with the prepayment of any obligations of the types referred to in clauses (a) through (i) (assuming for purposes of calculating such amounts that such prepayment occurs immediately prior to or at the time of the Closing), or (II) in respect of obligations of the types referred to in clauses (a) through (i) above that are triggered or accelerated solely as a result of the transactions contemplated hereby, in each case as measured as of immediately prior to the Closing. For purposes of this definition and determination of the Purchase Price, the Government Incentives, the put amount under the H2G Agreement, and amounts loaned by the Equityholders to the Company in connection with the Phase II Expansion and contributed to the Company pursuant to the Restructuring Transactions shall not be Outstanding Indebtedness.

“Outstanding Interests” means all of the issued and outstanding Equity Interests of the Group Companies.

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“Participant” means a current or former employee of a Group Company.

“Pass-Through Tax Return” means any U.S. federal, state, local or foreign Tax Return of any Group Company for which the items of income, deduction, gain, loss, credit, or other taxable item included therein are required to be taken into account by an Equityholder to compute its own Tax liability.

“Peg Net Working Capital” means $150,000,000.

“Permit” means any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) (i) Encumbrances for Taxes, assessments or governmental charges or levies on property not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) mechanics’, carriers’, workmen’s, repairmen’s and other like Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings; (b) restrictions contained in leases, subleases and similar Contracts listed in Section 3.9(a)(viii) of the Disclosure Letter; (c) Encumbrances consisting of zoning or planning restrictions, building codes, Permits and other governmental or non-governmental restrictions or limitations on the use of real property or irregularities in title thereto, to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of such real property in the operation of the Business as currently conducted or contemplated by the Business Plan (including with respect to the Phase II Expansion); (d) easements, covenants, rights of way, conditions and other similar restrictions of record affecting title to any Leased Real Property to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the related real property in the operation of the Business as currently conducted or contemplated by the Business Plan (including with respect to the Phase II Expansion), (e) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrance thereon, and (ii) any Encumbrance permitted under the applicable lease agreement and any ancillary documents thereto, to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the related Leased Real Property in the operation of the Business as currently conducted or contemplated by the Business Plan (including with respect to the Phase II Expansion); (f) Encumbrances unrelated to the Equity Interests of the Company, BRS Corp. or BRS Newco related to the Pari Passu Lien Debt (as defined in the Collateral Trust Agreement) subject to the Collateral Trust Agreement; and (g) Encumbrances and any Permitted Liens (as defined, or any similar term used, in any of the Loan Documents) permitted under any of the Loan Documents.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

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“Phase II Budget” means the “BRS Phase II Expansion (Double HRC) Budget Summary” attached hereto as Exhibit C.

“Phase II Cap Ex” means Capital Expenditures to the extent related to (A) the EPC Contract or (B) the acquisition, leasing, construction, development or improvement of assets or additions to equipment not covered by the EPC Contract and generally required in connection with the efficient and proper operation and performance of the equipment subject to the EPC Contract, in each case classified in a manner consistent with the classification of the items included in the Phase II Budget.

“Phase II Cap Ex Amount” means the sum of (a) the sum of (i) $186,638,312 in respect of the Phase II Paid Invoices (as shown in column (e) (“Receipts Total Value”) of the spreadsheet referenced in the definition of Phase II Paid Invoices), plus (ii) $8,077,171, which constitutes capitalized interest in fixed assets in connection with the Phase II Expansion, plus (iii) $9,468,004, which constitutes capitalized issuance costs related to the Phase II Expansion, in the case of each of clauses (i), (ii) and (iii), paid prior to September 1, 2019; plus (b) the aggregate amount of (i) all Phase II Cap Ex, plus (ii) capitalized interest in fixed assets in conjunction with the Phase II Expansion, plus (iii) capitalized issuance costs related to the Phase II Expansion, in the case of clauses (i), (ii) and (iii), paid on or after September 1, 2019 and at or prior to 11:59 PM on the date immediately preceding the Closing Date. For the avoidance of doubt, clauses (b)(ii) and (b)(iii) shall be calculated on a consistent basis with the line items for such clauses set forth on Exhibit 11.1(b) under the heading “Phase II Cap Ex Amount”.

“Phase II Expansion” means the Company’s expansion that includes adding a second electric arc furnace, ladle metallurgy furnace, caster strand, and tunnel furnace to double production of hot-rolled coil and fully utilize the existing hot rolling mill.

“Phase II Paid Invoices” means the items set forth in the tab entitled “Phase II Paid Invoices Data” in the excel spreadsheet made available to Purchaser on September 17, 2019 as document 14.9.98 (entitled “Phase II Guide Ti data with Budget 08-31-2019”) in the electronic dataroom maintained on behalf of the Company by Intralinks.

“Phase IIB Expansion” means the Company’s expansion that includes extending downstream capabilities by installing equipment designed for the production of fully-processed non-grain oriented steel, including the Anneal and Pickle Line, the Reversing Cold Mill and the Anneal and Coating Line.

“Pinnacle” means Pinnacle Mountain Holding Company III LLC, an Arkansas limited liability company.

“Pinnacle Note” means the promissory note, dated January 22, 2019, in the principal amount of $74,387,817 issued by the Company to Pinnacle.

“Potential Purchaser Guarantor Change of Control” means Purchaser Guarantor or Purchaser enter into an agreement, the consummation of which would result in the occurrence of a Purchaser Guarantor Change of Control.

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“Pre-Closing Covenants” means a Party’s covenants or agreements required to be performed at or prior to Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.

“Preferred Units” means Class C Preferred Units of BRS Newco and the Company as set forth in the BRS Newco A&R LLC Agreement and the Company A&R LLC Agreement, respectively.

“Purchased Interests” means (i) the product of (x) the Non-Blocker Monetizing Sponsor Percentage and (y) 1,000 Class A Common Units of BRS Newco and (ii) the product of (x) the Non-Blocker Monetizing Sponsor Percentage and (y) 1,000 Class A Common Units of the Company.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 5.2 and 5.8.

“Purchaser Guarantor Change of Control” means:

(a)       any Person or Group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Purchaser Guarantor or Purchaser representing more than 50% of the combined voting power of Purchaser Guarantor's or Purchaser’s then outstanding voting securities; provided that there shall be excluded any Person or Group who becomes such a beneficial owner in connection with an Excluded Transaction; or

(b)       the following individuals (the “Incumbent Board”), cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the board of directors of Purchaser Guarantor or Purchaser and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including a consent solicitation relating to the election of directors of Purchaser Guarantor or Purchaser) whose appointment or election by the board of directors of Purchaser Guarantor or Purchaser, as applicable, or nomination for election by Purchaser Guarantor's or Purchaser’s (as applicable) stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)       there is consummated a merger or consolidation of Purchaser Guarantor or Purchaser with any other Person (a “Business Combination”), other than a merger or consolidation (an “Excluded Transaction”) which would result in at least a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consisting of individuals (“Continuing Directors”) who were members of the Incumbent Board immediately prior to consummation of such Business Combination or who were appointed, elected or recommended for appointment or election by members of the Incumbent Board prior to consummation of such Business Combination (excluding from Continuing Directors, any individual whose election or appointment, or recommendation for election or appointment, to the New Board was at the request, directly or indirectly, of the Person which entered into the definitive agreement providing for such Business Combination with Purchaser Guarantor, Purchaser or any direct or indirect subsidiary thereof), unless the board of directors of Purchaser Guarantor or Purchaser, as applicable, determines, prior to such consummation, that there does not exist a reasonable assurance that, for at least a two-year period following consummation of such Business Combination, at least a majority of the members of the New Board will continue to consist of Continuing Directors and individuals whose election, or nomination for election by stockholders of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination, would be approved by a vote of at least a majority of the Continuing Directors and individuals whose election or nomination for election has previously been so approved; or

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(d)       the stockholders of Purchaser Guarantor or Purchaser approve a plan of a complete liquidation or dissolution of Purchaser Guarantor or Purchaser, as applicable, or there is consummation of a sale or other disposition of all or substantially all of the assets of Purchaser Guarantor or Purchaser, other than to a Person with respect to which, following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such Person entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Purchaser Guarantor's or Purchaser’s (as applicable) then outstanding voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of Purchaser Guarantor's or Purchaser’s (as applicable) then outstanding voting securities.

“R&W Insurance Policy” means a representations and warranties insurance policy in the amount of $232,000,000 bound by AIG Specialty Insurance Company on the Effective Date and effective as of the Closing Date.

“Related Agreements” means the Escrow Agreement, the BRS Newco A&R LLC Agreement, the Company A&R LLC Agreement and the officer’s certificates referenced in Section 7.2(c) and Section 7.3(c).

“Related Party” means any former, current or future direct or indirect general or limited partner, equityholder, stockholder, controlling or controlled Persons, manager, director, officer, employee, Affiliate, Subsidiary, attorney or other Representatives of any Party or any Group Company, any other representatives of any of the foregoing, and their respective heirs, executors, administrators, successors, assignees, and agents.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” means a Party’s officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, accountants, counsel, consultants, advisors, investment bankers and agents.

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“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned 50% or more or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, comprehensive Sanctions, including a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or individual.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list of designated Persons maintained by an applicable Governmental Authority described in the definition of “Sanctions.”

“Sanctions” means any sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.

“Seller Capped Expense Amount” means $31,376,000.

“Seller Transaction Bonus Amount” means the Seller Capped Expense Amount, less the Seller Unpaid Transaction Expenses Amount; provided, if the result of the foregoing is less than $0, then the Seller Transaction Bonus Amount shall be $0.

“Seller Unpaid Transaction Expenses Amount” means the lesser of (a) the Unpaid Transaction Expenses Amount or (b) the Seller Capped Expense Amount.

“Stockholders Agreement Termination” means the written termination of the BRS Corp. Stockholders Agreement, substantially in the form attached hereto as Exhibit 11.1(g), to be entered into on the Closing Date pursuant to Section 2.2 hereof.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, 50% or more of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined Equity Interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

“Tax” or “Taxes” means any income, alternative or add-on minimum, gross income or receipts, sales, use, value added, consumption, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, environmental or windfall profit tax, custom, duty, tariff or other tax of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

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“Tax Proceeding” means an audit, examination, contest, litigation or other proceeding by or against any Taxing Authority.

“Tax Return” means any return, declaration, election, report, claim for refund, information return, estimate, form or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“TMS Service Agreement” the Amended and Restated Master Service Agreement, dated July 26, 2017, between BRS and TMS International Ozark Services, LLC, as amended.

“TPG” means TPG Furnace, L.P., a Delaware limited partnership.

“Transaction Bonus Amount” means the aggregate amount of all change of control, bonus or retention payments (including the employer portion of any payroll Taxes attributable thereto) that are payable (pursuant to a pre-existing obligation or otherwise) by any Group Company to any Participant as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including those bonuses described on Exhibit 11.1(h).

“Transferred Interests” of an Equityholder means the Equity Interests and Note Interests set forth opposite the name of such Equityholder on Exhibit A attached hereto to be transferred in the Restructuring Transactions.

“Treasury Regulations” means final and temporary income tax regulations promulgated by the U.S. Department of Treasury.

“Uncovered Breach” means a breach of a representation or warranty that is expressly excluded from coverage under the R&W Insurance Policy or that is not covered by the R&W Insurance Policy because the limitation of liability under the R&W Insurance Policy (i.e., $232,000,000) has been exceeded.

“Unpaid Transaction Expenses Amount” means (A) the aggregate amount of all the Group Companies’ expenses, fees and charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by any Group Company, in each case to the extent unpaid as of the Closing, plus (B) an amount equal to 50.1% of the premium (as well as taxes, fees and insurer’s expenses relating thereto, including for the avoidance of doubt, fees and expenses associated with carrier diligence and brokerage fees) for the R&W Insurance Policy.

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“Watco Call Amount” means $11,000,000.

“Willful Breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a Party where such Party knew, or reasonably would have been expected to know, that such act or omission would, or would reasonably be expected to, cause or result in a material breach of this Agreement, including any failure by a party to consummate the Closing after the applicable conditions set forth in Article VII have been satisfied or waived (other than the conditions that by their nature are to be satisfied by actions to be taken at the Closing).

“Working Capital Adjustment” means the amount by which the Closing Net Working Capital is greater than or less than, as the case may be, the Peg Net Working Capital.  For the avoidance of doubt, the Working Capital Adjustment will be positive if the Closing Net Working Capital is greater than the Peg Net Working Capital and negative if the Closing Net Working Capital is less than the Peg Net Working Capital.

Section 11.2        Cross References.  Each of the following terms is defined in the Section set forth opposite such term:

Accounting Referee	Section 1.5(d)(i)
Agreement	Introductory Paragraph
Allocation Objection Notice	Section 8.5
Audited BRS Corp. Financial Statements	Section 3.5(a)
Audited Company Financial Statements	Section 3.5(a)
Audited Financial Statements	Section 3.5(a)
Base Purchase Price	Section 1.3
Basket	Section 10.5(c)
Blocker PSA	Recitals
BRS Corp.	Introductory Paragraph
BRS Corp. Financial Statements	Section 3.5(a)
BRS Newco	Introductory Paragraph
Closing	Section 2.1
Closing Date	Section 2.1
Closing Legal Impediment	Section 7.1(a)
Company	Introductory Paragraph
Company Financial Statements	Section 3.5(a)
Company Indemnitees	Section 10.4
Company Pass-Through Return	Section 8.1(a)
Confidentiality Agreement	Section 6.4
Covenant and Exclusion Indemnity Cap	Section 10.5(c)
Current Representation	Section 12.16(a)
Designated Person	Section 12.16(b)
Effective Date	Introductory Paragraph
Equityholder	Introductory Paragraph
Equityholder Basket	Section 10.5(e)
Escrow Agent	Section 1.4(b)(iii)

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Escrow Agreement	Section 1.4(b)(iii)
Estimated Closing Adjustment	Section 1.4(a)
Estimated Closing Adjustment Statement	Section 1.4(a)
Final Statement	Section 1.5(a)
Financing	Section 6.7(a)
Fundamental Indemnity Cap	Section 10.5(c)
Fundamental Representations	Section 7.2(a)
General Indemnity Cap	Section 10.5(c)
GPP Agreement	Recitals
Group Companies Financial Statements	Section 3.5(a)
Guaranteed Obligations	Section 12.17(a)
Indemnifying Party	Section 10.6(a)
IRS	Section 3.14(a)
Labor Contract	Section 3.15(a)
Leased Real Property	Section 3.7(b)
Leases	Section 3.7(b)
Legal Requirement	Section 3.12
Material Contract	Section 3.9(b)
Monetizing Sponsors	Recitals
Multiemployer Plan	Section 3.14(b)
Notice of Claim	Section 10.6(a)
Notice of Disagreement	Section 1.5(b)(ii)
Outside Date	Section 9.1(e)
Parties	Introductory Paragraph
Party	Introductory Paragraph
Potential Contributor	Section 10.5(j)
Preliminary Statement	Section 1.5(a)
Purchase	Section 1.2(a)
Purchase Closing	Section 2.1
Purchase Price	Section 1.3
Purchase Price Adjustment	Section 1.5(e)
Purchase Price Allocation	Section 8.5
Purchased Interests	Recitals
Purchaser	Introductory Paragraph
Purchaser Basket	Section 10.5(g)
Purchaser Guarantor	Introductory Paragraph
Purchaser Indemnitee	Section 10.2
Receivables	Section 3.5(d)
Registered Company IP	Section 3.8(a)
Restructuring Closing	Section 2.1
Restructuring Transactions	Section 1.1
Securities Act	Section 3.2(g)
Statement Date	Section 3.5(a)
Third Party Claim	Section 10.6(b)
TPG Blocker	Recitals

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TPG Growth	Recitals
Unaudited BRS Corp. Financial Statements	Section 3.5(a)
Unaudited BRS Financial Statements	Section 3.5(a)
Unaudited Company Financial Statements	Section 3.5(a)
Unaudited Financial Statements	Section 3.5(a)
Unresolved Matters	Section 1.5(d)(iii)

ARTICLE XII
GENERAL PROVISIONS

Section 12.1        Disclosure Letter.

Any disclosure in any Section of the Disclosure Letter of any Contract, Liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such Contract, Liability, default, breach, violation, limitation, impediment or other matter be “material,” shall not be construed against the Company, as an assertion by the Company, that any such Contract, Liability, default, breach, violation, limitation, impediment or other matter is, in fact, material. No reference to or disclosure of any item or other matter in the Disclosure Letter will be construed as an admission or indication that such item or other matter is material. Any disclosure by the Company in any Section of the Disclosure Letter shall be deemed to be fully disclosed with respect to all other sections of the Disclosure Letter, to the extent that the relevance to the disclosure required by or provided in another Section of the Disclosure Letter is reasonably apparent on its face. The Disclosure Letter is not intended to constitute, and shall not be construed as constituting, any representations or warranties of the Equityholders, the Company or BRS Newco except as and to the extent provided in this Agreement, subject to the limitations and conditions provided for in this Agreement. The Disclosure Letter may include items or information which the Company is not required to disclose under this Agreement; disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of any disclosure obligation under this Agreement. The attachments to the Disclosure Letter form an integral part of the Disclosure Letter and are incorporated by reference for all purposes as if set forth fully therein. The headings contained in the Disclosure Letter are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Disclosure Letter. No disclosure in the Disclosure Letter relating to any possible breach or violation of any Contract or applicable Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 12.2        Assignment. Neither this Agreement nor any of the rights or obligations of the Parties may be assigned by a Party without the prior written consent of the other Parties; provided, that, (a) Purchaser may assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates and (b) Purchaser may collaterally assign its rights hereunder to its lenders, in each case, without the prior written consent of the other Parties; provided, further, that such assignment shall not release Purchaser from its obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 12.2 shall be void.

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Section 12.3        No Third-Party Beneficiaries. Except for the Persons covered by Sections 12.15 and 12.16, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any benefit or create any right or cause of action for any other Persons.

Section 12.4        Entire Agreement; Amendments. This Agreement, including any Exhibits, the Disclosure Letter and the Confidentiality Agreement, and the Related Agreements contain the complete and entire understanding of the parties with respect to their subject matter; provided, that in the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement shall prevail. This Agreement and the Related Agreements supersede all prior written or oral statements representations, warranties, promises, assurances, agreements and understandings between the Parties relating to or in connection with the subject matter of this Agreement and the Related Agreements. All Exhibits attached hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. This Agreement may not be amended, modified or superseded except in writing signed by each Party.

Section 12.5        Notices.  All notices, requests, demands, waivers and other communications (including, for the avoidance of doubt, any notice or document sent by any Party pursuant to Article I) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender); (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

(a)        If to Purchaser or Purchaser Guarantor:

U. S. Steel Holdco LLC

c/o United States Steel Corporation

600 Grant St., 61st Floor

Pittsburgh, PA 15219

Attn: Richard Fruehauf

Email: RLFruehauf@uss.com

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with a copy (which shall not constitute notice) to:

U. S. Steel Holdco LLC

c/o United States Steel Corporation

600 Grant St., 15th Floor

Pittsburgh, PA 15219

Attn: Mark Furry, Associate General Counsel – Corporate

Email: MWFurry@uss.com

and

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Robert Kennedy

Email: RKennedy@milbank.com

(b)        If to the Company or BRS Newco:

Big River Steel Holdings LLC

2027 East State Highway 198

Osceola, AR 72370

Attn: Chairman

Email: dstickler@bigriversteel.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

127 Public Square, Suite 2000

Cleveland, OH 44114

Attn: Albert T. Adams

Email: aadams@bakerlaw.com

(c)        If to CSEI:

Consolidated Steel Equity Investors, LLC

c/o Global Principal Partners, LLC

801 Brickell Ave., Suite 900

Miami, FL 33131

Attn: David Stickler

Email: dstickler@globalprincipal.com

(d)        If to CSEI Pref:

CSEI Preferred Holdings LLC

c/o Global Principal Partners, LLC

801 Brickell Ave., Suite 900

Miami, FL 33131

Attn: David Stickler

Email: dstickler@globalprincipal.com

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(e)        If to GCP/BRS:

GCP/BRS Investors, LLC

c/o Greenwich Chemical Partners, LLC

200 Railroad Ave., Suite 200

Greenwich, CT 06830

Attn: Andrew Georges

Email: andrew@grenchem.com

With a copy (which shall not constitute notice) to:

Petrus Asset Management Company/Perot Investments, Inc.

3000 Turtle Creek Blvd.

Dallas, TX 75219

Attn: General Counsel

Email: settlements@pgrp.net; hays.lindsley@perot.com; jonathan.covin@pgrp.net

(f)         If to KM BRS:

KM BRS, LLC

4111 East 37th Street North

Wichita, KS 67220

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street

Atlanta, GA 30309

Attn: Bryan E. Davis and Patrick S. Baldwin

Email: bedavis@jonesday.com and pbaldwin@jonesday.com

(g)        If to Pinnacle:

Pinnacle Mountain Holding Company III LLC

c/o Arkansas Teachers Retirement System

1400 W. Third Street

Little Rock, AR 72201

Attn: Executive Director

Email: dmenza@williamsanderson.com

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(h)        If to TPG:

TPG Furnace, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX  76102

Attention: Office of General Counsel

c/o David Mosse and Brandon Vongsawad

Email: officeofgeneralcounsel@tpg.com

Cc: dmosse@tpg.com and bvongsawad@tpg.com

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: Kevin M. Schmidt and Christopher Anthony

Email: kmschmidt@debevoise.com and canthony@debevoise.com

or such other addresses or numbers and/or addressee as are furnished in writing by the applicable Party.

Section 12.6        Expenses.  Subject to Section 8.4 and the provisions hereof related to the Unpaid Transaction Expenses Amount, all costs and expenses incurred by a Party or any of its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement will be paid by such Party or such Affiliate, whether or not the transactions contemplated by this Agreement are consummated.

Section 12.7        Interpretation.

(a)        The words “hereof” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibits and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations, limited liability companies and partnerships and vice versa. The phrase “made available” in this Agreement will mean that the information referred to has been posted in the electronic dataroom maintained on behalf of the Company by Intralinks (as evidenced by a flash-drive, DVD or CD-ROMs imprinted with all such documents or information and delivered by the Company to Purchaser promptly following the Effective Date) prior to the Effective Date. The descriptive headings of the several Articles and Sections of this Agreement, the Exhibits and Table of Contents to this Agreement and the Disclosure Letter are inserted for convenience only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein (except for the Disclosure Letter) means such agreement, instrument or statute as from time to time amended, modified or supplemented. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.  All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.

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(b)        For all purposes of this Agreement, the phrase “to the Knowledge of the Company” and any derivations thereof shall mean, as of the applicable date, the actual knowledge, after inquiry of their direct reports, of David Stickler, Ari Levy, James Bell, Tommy Kifer, Mark Carano and Lenore Trammell, none of whom shall have any personal Liability or obligations regarding such knowledge.

Section 12.8        Counterparts.  This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement.  In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 12.9        Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, force or effect of any other provision of this Agreement. Upon such determination, the Parties will negotiate in good faith to modify this Agreement so to as effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.10      Governing Law; Consent to Exclusive Jurisdiction.

(a)        The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof.

(b)        Each Party agrees that any legal action or proceeding with respect to this Agreement shall be brought in the Court of Chancery in the City of Wilmington, New Castle County, Delaware except where such court lacks subject matter jurisdiction. In such event, the action or proceeding shall be brought in the federal district court sitting in the City of Wilmington, Delaware. Each Party irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each Party irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in this Section 12.10(b). Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 12.5) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the courts referenced in this Section 12.10(b).

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Section 12.11      WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY PORTION OF THIS AGREEMENT OR THE RELATED AGREEMENTS, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY.  EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 12.12      Recovery of Fees by Prevailing Party.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the Party which does not prevail in such litigation, as determined by the court in a final Judgment, shall pay to the prevailing Party all costs, expenses and attorneys’ fees incurred by the prevailing Party, including such costs, expenses and fees of any appeals. If the prevailing Party shall recover Judgment in any Action, its costs, expenses and attorneys’ fees shall be included as part of such Judgment.

Section 12.13      Specific Performance.  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby or conferred by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article IX, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

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Section 12.14      Certain Acknowledgments of Purchaser and Purchaser Guarantor. Purchaser and Purchaser Guarantor hereby acknowledge and agree that:

(a)        NONE OF THE EQUITYHOLDERS, THE COMPANY, BRS NEWCO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO PURCHASER OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE GROUP COMPANIES, THE PURCHASED INTERESTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION WITH RESPECT THERETO, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE III OR IV OF THIS AGREEMENT, AND THE EQUITYHOLDERS, THE COMPANY AND BRS NEWCO HEREBY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY THE EQUITYHOLDERS, THE COMPANY, BRS NEWCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR REPRESENTATIVES OR ANY OTHER PERSON. OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN ARTICLES III AND IV, THE PURCHASED INTERESTS (INCLUDING THE ASSETS AND PROPERTIES OF THE GROUP COMPANIES) ARE BEING TRANSFERRED ON A “WHERE IS” AND, AS TO CONDITION, “AS IS” BASIS, WITHOUT ANY OTHER REPRESENTATION OR WARRANTY (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS).

(b)        None of the Equityholders, the Company, BRS Newco or any other Person makes any representation or warranty to Purchaser or Purchaser Guarantor regarding the probable success or profitability of the Group Companies, and any projections, forecasts, estimates, budgets or other forward-looking statements or information provided in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby are estimates and projections of future performance that were made by the Company, and there is no assurance that any such results will be achieved.

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(c)        It has not relied on any promise, representation or warranty that is not set forth in Article III or IV of this Agreement and that none of the Equityholders, the Company, BRS Newco or any other Person makes any representation or warranty with respect to any management presentation or any financial projection or forecast relating to the Business or the Group Companies. Purchaser and Purchaser Guarantor acknowledge that they have conducted, to their satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies and, in making their determination to proceed with the transactions contemplated by this Agreement, Purchaser and Purchaser Guarantor have relied on the results of their own independent investigation and verification, in addition to the representations and warranties of the Equityholders, the Company and BRS Newco expressly and specifically set forth in Article III and IV of this Agreement. None of the Equityholders, the Company, BRS Newco or any other Person will have or be subject to any liability to Purchaser, Purchaser Guarantor or any other Person resulting from the distribution to Purchaser, Purchaser Guarantor or their Representatives or Purchaser’s or Purchaser Guarantor’s use of, any such information, including any confidential memoranda distributed on behalf of the Equityholders, the Company or BRS Newco or other publications or data room information provided or otherwise made available to Purchaser, Purchaser Guarantor or their Representatives, or any other document or information in any form provided or otherwise made available to Purchaser, Purchaser Guarantor or their Representatives in connection with this Agreement or related to the Business.

Section 12.15      Non-Recourse.

(a)        This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). Subject to the limitations contained herein, (i) all Actions based upon, arising out of or relating to this Agreement may be made only against the Persons that are expressly identified as parties hereto and (ii) except as expressly provided hereunder, no Related Party shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action arising out of or relating to this Agreement.

(b)        Notwithstanding anything that may be expressed or implied in this Agreement, each Party agrees, on behalf of itself and its Affiliates, that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein (subject to the limitations contained therein), respectively, with respect to any such party. Except to the extent a Related Party is a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement, and not otherwise), no Related Party shall have any liability to any Party or any of its Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.

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Section 12.16      Conflicts; Privileges.

(a)        Acknowledgment of Representation.  Purchaser and Purchaser Guarantor acknowledge that the Group Companies have retained Baker & Hostetler LLP to act as their counsel in connection with this Agreement, the Confidentiality Agreement and any transaction contemplated hereby or thereby (the “Current Representation”).

(b)        Affirmation of Representation.  Purchaser and Purchaser Guarantor hereby agree that after the Closing, Baker & Hostetler LLP may represent the Group Companies or any officer, director, manager, employee, shareholder, partner or member of any Group Company (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or the Confidentiality Agreement, and including for the avoidance of doubt in any litigation, arbitration, dispute or mediation between or among Purchaser, Purchaser Guarantor or any of their Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Purchaser, Purchaser Guarantor or any of their Affiliates.

(c)        Waiver of Conflict. Purchaser and Purchaser Guarantor hereby waive and agree not to assert (i) any claim that Baker & Hostetler LLP has a conflict of interest in any representation described in Section 12.16(b) above, and (ii) any confidentiality obligation with respect to any communication between Baker & Hostetler LLP and any Designated Person occurring during the Current Representation.

(d)        Retention of Privilege.  Purchaser and Purchaser Guarantor hereby agree that as to all communications (whether before, at or after the Closing) between Baker & Hostetler LLP and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Purchaser or Purchaser Guarantor.  Without limiting the foregoing, notwithstanding any policy of Purchaser or Purchaser Guarantor or any agreement between a Group Company and any Designated Person or any Representative of any Designated Person or a Group Company, whether established or entered into before, at or after the Closing, neither Purchaser nor Purchaser Guarantor may review or use for any purpose without such Designated Person’s written consent, or seek to compel disclosure to Purchaser or Purchaser Guarantor (or any of their Representatives), any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.

(e)        Further Assurances.  Purchaser and Purchaser Guarantor shall take all steps necessary to implement the intent of this Section 12.16. Purchaser and Purchaser Guarantor further agree that Baker & Hostetler LLP and its partners and employees are third party beneficiaries of this Section 12.16.

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Section 12.17      Guarantee.

(a)        In consideration of the Company, BRS Newco and the Equityholders entering into this Agreement at Purchaser’s request, Purchaser Guarantor unconditionally and irrevocably guarantees to the Company, BRS Newco and the Equityholders and the Company Indemnitees the due and punctual performance and observance by Purchaser of all of its obligations, representations, covenants, warranties and indemnities under or pursuant to this Agreement and the other Related Agreements (which, for purposes of this Section 12.17, shall not include the BRS Newco A&R LLC Agreement or the Company A&R LLC Agreement) (the “Guaranteed Obligations”) and unconditionally and irrevocably indemnifies the Company, BRS Newco and the Equityholders against all Losses that it may suffer if any of the Guaranteed Obligations is or becomes unenforceable, invalid or illegal. The liability of Purchaser Guarantor under this Section 12.17 will not be released or diminished by any variation of the Guaranteed Obligations or by any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or by any granting of time for such performance.

(b)        If and whenever Purchaser defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Purchaser Guarantor shall as soon as reasonably practicable (but in any event within three Business Days) following demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits are conferred on the Company, BRS Newco, the Equityholders and the Company Indemnitees as it would have received if the Guaranteed Obligations had been duly performed and satisfied by Purchaser.

(c)        This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights that the Company, BRS Newco, the Equityholders and the Company Indemnitees may now or in future have or hold for the performance and observance of the Guaranteed Obligations.

(d)        As a separate and independent stipulation Purchaser Guarantor acknowledges, confirms and agrees that any of the Guaranteed Obligations (including any monies payable) that is or becomes unenforceable against, or not capable of recovery from, Purchaser by reason of any legal limitation, disability or incapacity on or of Purchaser or any other fact or circumstances (other than any limitation imposed by this Agreement) will nevertheless be enforceable against and recoverable from Purchaser Guarantor as though the same had been incurred by Purchaser Guarantor and Purchaser Guarantor were the sole or principal obligor in respect of that Guaranteed Obligation, and the Guarantor shall pay the Guaranteed Obligations as soon as reasonably practicable (but in any event within three Business Days) following demand. Without limiting the generality of the foregoing, (i) Purchaser Guarantor hereby waives: (A) notice of acceptance of this guarantee, and of the creation or existence of any of the Guaranteed Obligations and of any action by the Company, BRS Newco and the Equityholders in reliance hereon or in connection herewith; (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; and (C) any requirement that suit be brought against, or any other action by the Company, BRS Newco or the Equityholders be taken against, or any notice of default or other notice be given to, or any demand be made on, Purchaser or any other Person, or that any other action be taken or not taken as a condition to Purchaser Guarantor's liability for the Guaranteed Obligations or as a condition to the enforcement of this Agreement or the Guaranteed Obligations against Purchaser Guarantor; and (ii) the liability of Purchaser Guarantor under this Agreement and the Guaranteed Obligations shall be irrevocable and enforceable irrespective of: (A) any change in the time, manner, terms, place of payment, or in any other term of all or any of the Guaranteed Obligations, or any other document executed in connection therewith; (B) any sale, exchange, release, or non-perfection of any property standing as security for the Guaranteed Obligations, or any release, amendment, waiver, or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; (C) failure, omission, delay, waiver, or refusal by the Company, BRS Newco or the Equityholders to exercise, in whole or in part, any right or remedy held by the Company, BRS Newco or the Equityholders with respect to the Guaranteed Obligations; (D) any change in the existence, structure, or ownership of Purchaser Guarantor or Purchaser, or any insolvency, bankruptcy, reorganization, or other similar proceeding; and (E) any other circumstance that might otherwise constitute a defense available to, or discharge of, Purchaser Guarantor not available to Purchaser.

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(e)        None of the Company, BRS Newco or any Equityholder or any of its Affiliates will owe any obligations or have any liability to Purchaser Guarantor under or in connection with this Agreement or any of the Related Agreements, except for any Related Agreement to which the Company, BRS Newco or such Equityholder and Purchaser Guarantor are parties. Purchaser Guarantor irrevocably and unconditionally waives any claim or other remedy that Purchaser Guarantor may have against the Company, BRS Newco or the Equityholders or any Affiliates thereof in respect of any liability. Without prejudice to the generality of the foregoing, Purchaser Guarantor accepts all of the exclusions, disclaimers and limitations of, and any acknowledgment of Purchaser or other provision that would have the effect of reducing, the liability of the Company, BRS Newco, the Equityholders or their respective Affiliates under or in connection with this Agreement or any of the other Related Agreements as if Purchaser Guarantor were Purchaser.

[Remainder of this Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BRS STOCK HOLDCO LLC

By:	/s/ David Stickler
	Name:	David Stickler
	Title:	Authorized Representative

BIG RIVER STEEL HOLDINGS LLC

By:	/s/ David Stickler
	Name:	David Stickler
	Title:	Chief Executive Officer

CONSOLIDATED STEEL EQUITY INVESTORS, LLC

By: Global Principal Partners LLC, its manager

By: Steel Investors LLC, its manager

By:	/s/ David L. Stickler
	Name:	David L. Stickler, Trustee of the David L. Stickler Trust u/a/d January 26, 1999
	Title:	Managing Member

GCP/BRS INVESTORS, LLC

By:	/s/ Andrew S. Georges
	Name:	Andrew S. Georges
	Title:	President

CSEI PREFERRED HOLDINGS LLC

By: Global Principal Partners LLC, its manager

By: Steel Investors LLC, its manager

By:	/s/ David L. Stickler
	Name:	David L. Stickler, Trustee of the David L. Stickler Trust u/a/d January 26, 1999
	Title:	Managing Member

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KM BRS, LLC

By:	/s/ Vance Holtzman
	Name:	Vance Holtzman
	Title:	Vice President

PINNACLE MOUNTAIN HOLDING COMPANY III LLC

By: Arkansas Teacher Retirement System, its sole member

By:	/s/ Rod Graves
	Name:	Rod Graves
	Title:	Dep. Dir. / Dep. Mngr

TPG FURNACE, L.P.

By: TPG Growth II Advisors, Inc., its General Partner

By:	/s/ David Mosse
	Name:	David Mosse
	Title:	Vice President

U. S. STEEL HOLDCO LLC

By:	/s/ Dean Marshall
	Name:	Dean Marshall
	Title:	President

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UNITED STATES STEEL CORPORATION

By:	/s/ David B. Burritt
	Name:	David B. Burritt
	Title:	President

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